Exhibit 10.17

[*] Certain information in this document has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “MSA”) is made on 31 March 2026 (the “Effective Date”)

Between:

1.	SAI AU NO.2 PTY LTD, a company incorporated in Australia (ACN: 695 331 063), having its registered office at U 303 44 Miller St, North Sydney NEW SOUTH WALES, Australia (“Service Provider”);

and

2.	SPOCHUB SOLUTIONS PRIVATE LIMITED, a company incorporated under the Companies Act 2013, having Corporate Identification No. U72900MH2021PTC355918 and having Legal Entity Identifier (LEI) Code 335800RYBFDD8JCN9Y10, and its registered office at P.No. B-24/25, NICE Area, MIDC, Satpur, Nashik, Maharashtra, India – 422 007 (“First Customer”);

3.	ESDS Cloud FZ-LLC, a company incorporated with the Dubai Development Authority, United Arab Emirates with trade license number 96100 and registered address at Ex 17, Ground Floor, Bldg 7 Co Work, Dubai Outsource City, Dubai, UAE (“Second Customer”);

(Where both First Customer and Second Customer will together be known as “Customer”),

4.	ESDS SOFTWARE SOLUTIONS LIMITED, a company incorporated in India, with registration number U72200MH2005PLC155433 and registered address at NICE Industrial Area, Plot No. B- 24 & 25, NICE Area, MIDC, Satpur Colony, Nashik, Maharashtra 422007, India (“Parent”).

The Customer and Service Provider are hereinafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS:

A.	Service Provider specialises in providing secure, high-performance colocation, cloud infrastructure, and managed data centre services.

B.	The Customer desires to engage Service Provider to render certain computing services. Service Provider agrees to accept such engagement and perform the services in accordance with the terms set forth herein and any Service Order entered into by the Parties.

C.	This MSA and the relevant Service Order (as defined below) set out the terms and conditions upon which Service Provider and the Customer will perform their respective obligations required for the performance of the Services that are the subject of each Service Order.

The Parties agree as follows:

1.	DEFINITIONS & INTERPRETATION

1.1.	In this MSA, the following definitions and rules of interpretation shall apply:

“Acceptable Use Policy” means Service Provider’s general Acceptable Use Policy governing the Customer’s and End Customers’ use of Services, including, but not limited to, online conduct, and the obligations of the Customer, its Representatives and End Customers in Service Provider’s Data Centres as set out in Schedule 5.

“Additional Fees” means fees or charges payable by the Customer in addition to the Fees specified in a Service Order, including: (a) third-party costs reasonably incurred by the Service Provider on the Customer’s behalf (together with a reasonable margin for the Service Provider); and (b) fees for additional services requested by the Customer or otherwise performed outside the scope of the Services. Additional Fees will be calculated by reference to the rates specified in the relevant Service Order or, where not specified, the Service Provider’s then-current standard (and reasonable) rates.

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“Advance” means the sum payable up-front in advance by the Customer to Service Provider pursuant to and as further set out in the applicable Service Order.

“Affiliate” means, in relation to any Party, any other Party that directly or indirectly Controls or is Controlled by or is under common Control with such Party (including, for the avoidance of doubt, in relation to Service Provider).

“Average Hourly Rate” means the weighted average hourly rate based on the hourly rate(s) applicable to the provision of the Services as set out in a Service Order during a given Service Order Year, calculated as follows by way of this working example: if the hourly rate from 1 February 2026 to 31 August 2026 is $3/hour and from 1 September 2026 to 30 January 2027 changes to $4/hour, the Average Hourly Rate shall be ($3 x 7 months + $4 x 5 months) / 12 months = $3.41/hour.

“Applicable Law” means all legislation, statutes, ordinances, laws, treaties, decrees, codes, resolutions, acts, rules, orders, directives, regulations, standards, decisions, judgments, injunctions, authorisations, by-laws and any other legal requirements of any Competent Authority.

“Authorised Users” means those employees and independent contractors of the Customer who are authorised by the Customer to use the Services on the Customer’s behalf under this MSA and any End Customer.

“Background Intellectual Property Rights” or “Background IPR” means all Intellectual Property Rights (including without limitation any modifications or derivatives thereof) other than Foreground Intellectual Property Rights:

(a)	belonging to a Party (or which it uses under a valid licence from a third party) prior to the Effective Date; or

(b)	developed by a Party (or on behalf of a Party) independently of this MSA; and

(c)	without reference to or use of the other Party’s Intellectual Property Rights.

“BOM” or “Bill of Materials” shall have the meaning given to such terms in the applicable Service Order.

“Business Day” means a day other than a Saturday, Sunday, or public holiday in India when banks in India are open for business.

“Cloud Infrastructure” means an HPC scalable cluster as a complex solution consisting of Computing Servers, CDU, Storages, Networking and other equipment inter-connected and assembled in accordance with the Customer’s Technical Requirements for machine learning purposes for an exclusive use of the Customer.

“Cloud Services” means the standard market offering of Service Provider set out in a Service Order and as ordered by the Customer. Unless otherwise explicitly identified, the term “Cloud Services” as used herein includes any Software and Infrastructure as a Service provided to the Customer.

“Competent Authority” means any government, semi or local government, regulatory, statutory, public or other body having jurisdiction over or in connection with Service Provider, the Customer, the Services (or anything in connection with any of them).

“Computing Server” means a computing unit consisting with one or a few CPU, GPU, networking and other units.

“Commissioning Certificate” means a mutual document executed by and between the Parties certifying that the Cloud Infrastructure has been successfully installed, commissioned, tested, and accepted by the Customer, thereby signalling readiness for operational use and triggering the obligation on the Service Provider’s side to start delivering Computing Services pursuant to the terms and conditions of this MSA. Form of Commissioning Certificate is Schedule 6.

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“Confidential Information” means all confidential or proprietary information (however recorded or preserved and whether marked as confidential or which by its nature should reasonably be considered confidential) disclosed by one Party or its Affiliate, or any of their respective employees, officers, subcontractors, professional advisers, lenders or representatives (collectively, “Representatives” and each a “Representative”), to the other Party and the other Party’s Representatives, including the existence and terms of this MSA, the business, affairs, customers, clients, Service Providers, plans, intentions, market opportunities, operations, processes, products, services, data, financial or operations records and working papers, know-how, or trade secrets of the disclosing Party.

“Content” means software (including machine images), data, text, audio, video or images.

“Control” means in relation to A Party, the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the aggregate of all voting equity interests in an entity. “Controlled by” and “under common Control” shall be construed accordingly).

“Controller”, “Processor”, “Data Subject”, “Personal Data”, “personal data breach”, “Processing” and “appropriate technical and organisational measures” shall each have the meaning given to it in the Data Protection Legislation.

“Controller Data Breach” shall have the meaning given to it in Clause 11.8 of this MSA.

“Customer Data” means any data provided or made available by or on behalf of the Customer to Service Provider in connection with the Services including any data submitted into the Software by the Customer or its Authorised Users, including via any third party application authorised by the Customer, but excluding any system logs, usage data, telemetry, or other operational data generated by the Software and other Service Provider systems.

“Data Protection Legislation” means all applicable privacy and data protection laws, including the EU General Data Protection Regulation (Regulation 2016/679) (“GDPR”), the GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of Section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”), the Data Protection Act 2018, and any applicable national implementing laws, regulations and secondary legislation in England and Wales relating to the processing of personal data and the privacy of electronic communications, as amended, replaced or updated from time to time, including the Privacy and Electronic Communications Directive (2002/58/EC) and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426).

“Deliverable” means an element of the Service prepared or provided by Service Provider for the benefit of the Customer pursuant to a Service Order or SLA.

“Deliverable Defects Notice” has the meaning given to it in Clause 9.2 of this MSA.

“Delivery Date” means deadline date when the Service Provider notify the Customer of completion of Installation Works.

“Dispute” means any issue, controversy, dispute, disagreement, difference or claim that may arise out of or in relation to this MSA or a Service Order or with respect to negotiation, execution or breach (or any allegation thereof) of this MSA or a Service Order.

“Documentation” means those printed or online instructions, manuals, screens, and diagrams distributed or otherwise provided to the Customer that pertain to the Services from time to time.

“Due Date” means thirty (30) days of the date of any invoice for payment issued by Service Provider to the Customer, or such other date stipulated as the due date in respect of a particular payment in the applicable Service Order.

“End Customer” means any end customer to which the Customer sells and/or distributes the Services.

“End Customer Contracts” has the meaning given to it in Clause 4.7(b).

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“Effective Date” means the date of this MSA.

“Exit Services” has the meaning given in Clause 22.5.

“Force Majeure Event” means an exceptional event or circumstance, natural catastrophic storms or floods, earthquake, hurricane, tornadoes, cyclones, typhoon, volcanic activity, lightning, Epidemic (only if declared as such by a Competent Authority) and Pandemic (only if declared as such by the World Health Organisation), explosions, terrorism, flood, embargo, riot, sabotage, strikes, labour stoppages or other unforeseeable industrial disturbances, governmental acts, a major failure of the electrical grid affecting the Services or a major failure of the Internet, which in each case is beyond a Party’s reasonable control and that directly or indirectly delays or prevents timely performance of that Party’s obligations under this MSA.

“Foreground Intellectual Property Rights” or “Foreground IPR” means any Intellectual Property Rights that subsist in or arise in connection with: (i) the performance of the Services (including without limitation in connection with any Documentation, Software and/or Improvements); (ii) the performance of this MSA; (iii) the performance of any other work which has been carried out pursuant to a specific request by the Customer; (iv) by the Customer’s or any Authorised Users use of the Services, Documentation, Software and/or Improvements; and (v) otherwise in connection with this MSA.

“Installation Stage” is a stage, which takes place from the execution of the Service Order until the Service Provider performs Installation works, preparing the Cloud Infrastructure for testing and further use by the Customer.

“Installation Works” has meaning given in cl. 5.2

“Improvements” means any modifications, adaptations, developments, or any derivative works of any kind to the Services or Software made during the Term of this MSA.

“Indemnification Conditions” has the meaning given to it in Clause 19.3.

“Infrastructure as a Service” or “Infrastructure” means processing, servers, GPUs, hardware, storage, networks, systems, tools, data centre facilities and/or other fundamental computing resources as offered by Service Provider and specified in the relevant Service Order.

“Initial Term” has the meaning given to it in Clause 3.1 of this MSA.

“Insolvency Event” means, with respect to a Party,

(a)	entering into a composition or arrangement with its creditors other than for the sole purpose of a solvent reconstruction;

(b)	an inability to pay its debts as they become due;

(c)	a person becoming entitled to appoint or appointing a receiver or an administrative receiver over that Party’s assets;

(d)	a creditor or encumbrancer attaches or takes possession of the whole or any part of that Party’s assets which is not discharged within 14 days; or

(e)	any event occurs, or proceeding is taken, in any jurisdiction that has an effect equivalent or similar to any of the events mentioned in (a) to (d) above.

“Interest Rate” means 1% (one per cent) per month on the outstanding overdue amount.

“Intellectual Property Rights” means patents, utility models, rights to inventions, copyright and related rights, trademarks and service marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, including all applications for (and rights to apply for and be granted) renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist, now or in the future, in any part of the world.

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“Losses” means all losses, liabilities, damages, regulatory fines and penalties, costs, expenses (including reasonable legal and other professional fees) and charges.

“Malicious Code” means Viruses, worms, Trojan horses and other harmful or malicious code, files, scripts, agents or programs.

Minimum Requirements means the minimum requirements that the Customer’s and any End Customer’s infrastructure and systems must meet, as specified in the applicable Service Order.

“OEM” means the original equipment manufacturer, in respect of any hardware procured by Service Provider in connection with the deployment of any Services to the Customer pursuant to this MSA.

“Party Representative” means the persons nominated by the Parties to act as their respective representatives as identified in Clause 23.19 of this MSA.

“Product Specific Terms” has the meaning given to it in Clause 4.46 of this MSA.

“Permitted Territory” for the purpose of storage and processing of data denotes the Data Centre site as given in the relevant Service Orders.

“Professional Services” means any administration, installation, or similar professional services provided by Service Provider under a Service Order, as more specifically described in the relevant Service Order which do not involve the transfer or making available of technical knowledge, experience, skill, know-how, or processes to the Customer including technical design and technical plans. Such services are not intended to result in the Customer acquiring the ability to apply the technology or skills independently.

“Relevant Records” means data, records, materials, documents in any media and format within the possession or control of the Customer and/or its Affiliates from time to time which relate to the Services, excluding any data which the Customer is prohibited from sharing due to confidentiality arrangements agreed with third parties or due to any Applicable Law.

“Renewal Term” has the meaning given to it in Clause 3.1 of this MSA.

“Security Measures” means the technical and organisational security measures specified in Schedule 3.

“Services” means the provision by Service Provider of the specific services agreed with the Customer as specified in the Service Order including, where so specified in the Service Order, Cloud Services and Professional Services.

“Service Fees” means the fees payable by the Customer to Service Provider for use of the Services in accordance with the terms of this MSA and the relevant Service Order and/or any other payment obligations set out in the Service Order (and references to “Fees” shall also be construed accordingly).

“Service Level” or “SLA” means the agreement referred to in Clause 7 of this MSA.

“Service Order” means a document issued by Service Provider substantially in the form attached at Schedule 1, including all its Appendices, any Product Specific Terms, supplements, or addenda thereto, for the Customer’s purchases of Services from Service Provider that is executed by both Parties, and the first Service Order shall be “Service Order No. 1” and the second Service Order shall be “Service Order No. 2” and so on (and “Service Orders” shall be construed accordingly).

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“Service Order Customer Representative” means in respect of each Service Order the person nominated by the Customer to act as its representative and who shall be specified in the Service Order.

“Service Order Effective Date” means the effective date of the relevant Service Order.

“Service Order Initial Term” means, in respect of a Service Order, the period commencing on the Service Order commencement date and continuing for the duration specified in that Service Order.

“Service Order Service Provider Representative” means in respect of each Service Order the person nominated by Service Provider to act as its representative and who shall be specified in the Service Order.

“Service Order Term” has the meaning given to it in the relevant Service Order.

“Service Order Year” means a period of twelve (12) months commencing on the Service Order Effective Date and thereafter, for each consecutive twelve (12) month period, commencing on the anniversary of the Service Order Effective Date.

“Statement of Work” or “SOW” means the statement of work being a written document attached to a Service Order that describes the Services to be performed.

“Start of testing Certificate” means a mutual document executed by and between the Parties, certifying that the Service Provider has successfully installed the Cloud Infrastructure and it is ready for testing. Form of Start of testing Certificate is Schedule 3

“Software” means the downloadable software programs offered by Service Provider that are identified on a Service Order or otherwise granted remote access pursuant to the terms and conditions of this MSA in connection with the Customer’s use of the Services.

“Special Conditions” means any terms expressly identified as “Special Conditions” in a Service Order.

“Specification” means the functional specification for a Service as set out in the applicable Documentation.

“Support Services” has the meaning given to it in Clause 7 (Service Levels) of this MSA.

“Target Commencement Date” means the date by which the Parties expect the GPUs to be in a “Powered-On” state.

“Technical Requirements” means Bill of Materials and Quantity for Cloud Infrastructure, setting up and testing requirements of the Customer for the Cloud Infrastructure set out in the relevant Service Order.

“Term” in relation to:

(a)	this MSA, means the Initial Term and any Renewal Term (or a shorter period if this MSA is terminated early in accordance with the terms of this MSA); and

(b)	a Service Order, means the Service Order Term (or a shorter period if the Service Order is terminated early in accordance with its terms and/or the terms of this MSA).

“Terms and Conditions” means the Acceptable Use Policy, Clause 8.1.1 (Restrictions) of this MSA, Clause 8.2 (Monitoring) of this MSA and any other provisions of this MSA applicable to the End Customer’s access to or use of the Services..

“Territory” means all countries across Asia, Europe & Africa or any such other territory as the Parties may agree in writing from time to time.

“Testing Period” has the meaning given to it in Clause 9.2 of this MSA or as may be stated in the Service Order.

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“Usage Limit” means the maximum allowance or quantity of a Service to be available to the Customer under this MSA, as specified in the Service Order or applicable Product Specific Terms.

“Virus” means any thing or device (including any software, code, file or programme) which may: prevent, impair or otherwise adversely affect the operation of any computer software, hardware, network, data, or the user experience, including worms, Trojan horses, viruses and other similar things or devices.

1.2.	In this MSA:

(a)	Clause, section, schedule, appendix, annexure and paragraph headings are for convenience only and shall not affect the interpretation of this MSA;

(b)	unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular;

(c)	a reference to writing or written includes e-mail;

(d)	references to Clauses and schedules are to the Clauses and schedules of this MSA; references to paragraphs are to paragraphs of the relevant schedule to this MSA;

(e)	any words following the terms including, include, in particular for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	SCOPE OF SERVICES

2.1	The Service Provider shall provide the Customer with Computing Services by granting exclusive access to installed and tested Cloud Infrastructure with Computing Servers powered with 8,208 NVIDIA GPU B300 and other specifications as of the Technical Requirements with SLA of 99.95% throughout the Service Term. The Customer shall pay the Service Provider for Computing Services on a per-hour basis in the amount and in the procedure provided in this MSA.

2.2	The Service Provider shall provide the Customer with the access to the Computing Services via the Internet or Dedicated WAN and VPN channel(s) with access to the Service Provider´s API or the graphical user interface (GUI), or other secure ways. The Customer shall ensure that it is technically and organizationally capable of accessing the Computing Services via the Service Provider´s API or GUI or other secure ways.

2.3	The Service Provider shall install the Cloud Infrastructure specified in the cl. 2.1 within 2 Phases further described in relevant Service Orders, including, among others the following details:

Phase	GPU Quantity	GPU Option	Delivery Dates
Phase 1	8,208	B300	September 2026

(a)	If the Service Provider delay Phases, then either the payments shall be postponed or the liability and termination clauses shall apply up to the choice of the Customer.

(b)	If the Customer delay payments, then the corresponding Delivery Dates of the Service Provider shall be postponed accordingly.

2.4	In the event and to the extent of any conflict or inconsistency between the documents forming the Agreement (unless expressly stated otherwise), the conflict or inconsistency shall be resolved in the following order of precedence:

(a) any Special Conditions expressly identified as such in a Service Order;

(b) the terms of this MSA; and

(c) the relevant Service Order (excluding Special Conditions);

A provision in a higher-ranking document will prevail over a lower-ranking document only to the extent of the inconsistency.

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2.5	The Customer may request modification of the Cloud Infrastructure subject to terms outlined in this Agreement and payment of Additional Fees by executing a Service Order setting out the scope, pricing and other applicable terms and conditions of such modification (“Modification”). The Parties shall commence the Modification in accordance with terms of the Agreement subject to technical feasibility study and financial implications report from Nvidia and Dell (Vendor & implementation partner).

2.6	The Service Provider may offer the Customer early access to Computing Services before the Services Start Date (“Early Access”). If such option is available, the Service Provider shall send to Customer a notice about readiness of Cloud Infrastructure for Early Access. Thereafter, commencement procedures shall follow according to Section 3 of this Agreement.

2.7	The Service Provider undertakes to perform all its obligations under this Agreement personally and shall not engage any third party (subcontractors, agents or other intermediaries) for the performance of such obligations without the prior written consent of the Customer. If the Service Provider, upon the Customer’s prior written consent, engages any third party for the performance of any of the Service Provider’s obligations under this Agreement:

(c)	the Service Provider shall be responsible for the acts and omissions of the third parties it engages, to the same extent as if those acts or omissions were those of the Service Provider;

(d)	the engagement of third parties will be at no cost to the Customer and will not result in or lead to any increase of the Total Amount Payable; and

(e)	the Service Provider shall prohibit the engaged third party from further subcontracting without the Customer’s prior written consent.

2.8	The Service Provider covenants towards the Customer as follows:

(f)	The Service Provider shall ensure that all Customer Data shall be stored and processed exclusively within the Permitted Territory. All physical infrastructure, including servers and backup systems used to provide the Services, must be physically located within the Permitted Territory. The Service Provider is strictly prohibited from transferring, moving, or replicating Customer Data to any location outside the Permitted Territory without Customer’s prior express written consent, which must not be unreasonably withheld or delayed;

(g)	Notwithstanding any other provision in this Agreement regarding “operational efficiency”, “maintenance”, or “cloud elasticity”, the Service Provider shall not migrate Customer Data to a different jurisdiction for technical or operational reasons. Any migration of Customer Data outside the Permitted Territory is permitted only if (a) required by a mandatory change in Law, and (b) preceded by at least ninety (90) days’ written notice to Customer;

(h)	The Service Provider shall promptly inform the Customer about any events or circumstances which may affect the due performance by the Service Provider under this Cl. 2.7 or breach the warranty or cause the misrepresentation under cl. 9.13, including but not limited to a change in the laws of the Permitted Territory;

(i)	Any material breach of Cl. 2.7, or breach of the warranty specified in Cl. 9.13, in each case shall constitute a Residency Breach. Upon the occurrence of a Residency Breach, Customer shall have the right to:

i.	Terminate this Agreement or any affected Service Order for cause if such breach is not remedied within a reasonable cure period after written notice; and if the Customer exercises its termination right under this paragraph (i):

ii.	Receive a pro-rata refund of any prepaid fees for the remainder of the term; and

iii.	Trigger the Disentanglement Period immediately, during which the Service Provider shall provide the assistance envisaged by Cl. 13.11 in accordance with the disengagement provisions of this Agreement.

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3	TERM

3.1	This MSA shall commence on the Effective Date and shall, unless terminated earlier in accordance with the terms of this MSA, continue in full force and effect for a period of seven (7) years (the “Initial Term”) if other is not provided in the Service Order(s).

3.2	Customer may, in its sole discretion, by giving the Service Provider not less than 3 months’ written notice, extend this MSA beyond the expiry of the Initial Term of this MSA for an additional period of up to three (3) years (a “Renewal Term”).

3.3	The Service Order Initial Term for each Service Order shall commence on the Service Order Effective Date and shall continue until the expiry of the Service Order Initial Term, unless terminated earlier strictly in accordance with the terms of this MSA and/or the relevant Service Order. For clarity, except as expressly set out in this Agreement, neither Party may terminate this MSA or any Service Order for convenience.

3.4	The Parties intend that each Service Order (unless otherwise terminated in accordance with its terms) should be fulfilled for the full period (including any extension agreed between both parties at that time and/or renewal period) contemplated by that Service Order.

3.5	Except as expressly provided in this Agreement, each Service Order operates independently. A breach, default or termination in respect of one Service Order will not, of itself, constitute a breach or default under any other Service Order.

4	ACCESS TO SERVICES

4.1	Appointment: Subject to the terms and conditions of this MSA and the relevant Service Order, Service Provider appoints Customer, and Customer accepts the appointment, as Service Provider’s non-exclusive reseller of the Services in accordance with the terms of this MSA and the relevant Service Order.

4.2	Territory: Without prejudice to any other term of this MSA and subject to Applicable Law, the Parties shall not (directly or indirectly) knowingly and actively solicit, induce, or attempt to solicit or induce any customer of the other Parties in relation to the provision or receipt of services similar to the Services during the Term. Subject to the foregoing, the Parties are free to market, distribute, sell or license the Services in any manner whatsoever, directly or indirectly, to customers within or outside the Territory.

4.3	Use of Services: Customer may only use the Services (including without limitation the Cloud Services, and any requested Professional Services) for the purposes of Customer reselling such Services to the End Customer in accordance with this MSA and as specified in a Service Order and/or Statement of Work.

4.4	License Grant: Subject to the terms of this MSA and any relevant Service Order, Service Provider hereby grants to the Customer a limited, revocable, non-exclusive, non-transferable, non-sublicensable, restricted right to market, offer for sale, sell and distribute the Services strictly under the End Customer Contracts directly to the End Customers for the End Customers’ internal business purposes during the Service Order Term, in accordance with this MSA (including without limitation the Documentation) and the relevant Service Order.

4.5	Service Orders/Affiliate Usage: Customer/its Affiliates may place orders under this MSA by executing Service Order(s) in the form attached at Schedule 1. The Service Order shall only become effective and legally binding upon the signature by the Customer/its Affiliate (as applicable) and Service Provider.

4.6	Product Specific Terms: The Customer understands and agrees that certain Services may be subject to supplemental terms (the “Product Specific Terms”) which shall be made available to the Customer from time to time and such terms shall be deemed incorporated by reference into the relevant Service Order applicable to the relevant Services. The Customer further acknowledges that Services may evolve over time and that specific functionality may be added or removed from time to time.

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4.7	Customer Responsibilities:

(a)	The Customer shall comply with the terms of this MSA and all Applicable Law in relation to its use of the Services. Without prejudice to the generality of the foregoing, the Customer shall ensure that its use of the Services, its Authorised Users’ use and its Content will not violate the Acceptable Use Policy or any Applicable Law.

(b)	The Customer shall provide Service Provider with redacted copies of all agreements the Customer has with its End Customers in connection with the sale, distribution and/or any other use of the Services (the “End Customer Contracts”) under the MSA and any relevant Service Order. The copies of these End Customer Contracts must be provided to Service Provider within two (2) days of the effective date of the End Customer Contract, and from time to time any amendments thereto.

(c)	The Customer must ensure that its infrastructure and systems and those of any End Customer meet the Minimum Requirements at all times. The Service Provider is not responsible for any failure or degradation of the Services arising from the failure to meet the Minimum Requirements.

4.8	Authorised Users: The Customer agrees that:

(a)	The Cloud Services are made available to the Customer (or, where relevant, an Affiliate under a Service Order with an Affiliate) solely for the purposes of the Customer reselling to End Customers in accordance with this MSA (including without limitation Clauses 4.1, 4.2, 4.3 and 4.4 of this MSA).

(b)	The Customer may only permit its Authorised Users to access and use the Cloud Services.

(c)	The Customer is responsible for identifying and authenticating all Authorised Users and ensuring their compliance with the terms of this MSA.

(d)	The Customer is responsible and liable for all activities that occur under the Customer’s and Authorised Users’ usernames, passwords or accounts or as a result of the Customer’s or Authorised Users’ access to the Cloud Services, whether such access or use is permitted by or in violation of this MSA.

(e)	Any act or omission that would constitute a breach of this MSA and/or the relevant Service Order if committed by the Customer, will be deemed to constitute a breach of the MSA and/or the relevant Service Order if committed by Customer’s Authorised Users.

(f)	The Customer acknowledges and agrees that each Authorised User must keep a secure password for their use of the Cloud Services which must be kept confidential, and any access credentials may not be used by more than one individual.

4.9	Dependencies: The Customer is responsible for providing any Dependencies stated in a Service Order and shall ensure that its network and systems comply with the relevant specifications provided by Service Provider from time to time necessary for the operation of the Cloud Services. The Customer shall be solely responsible for procuring and maintaining all network connections and telecommunications links from its systems to Service Provider’s data centres in order to access and use the Cloud Services.

4.10	Reserved Rights: Customer does not have the right to distribute any other Service Provider products or services not set forth in a Service Order, and does not have the right to sub-contract, appoint or otherwise authorise any third party to act as a dealer, agent, or reseller for the distribution of the Services without Service Provider’s prior written consent. All rights not specifically and expressly granted in writing to the Customer under this MSA are hereby expressly reserved to Service Provider.

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4.11	Notwithstanding any other term of this MSA (and any relevant Service Order) and without prejudice to Clause 4.10 and Clause 15, Customer acknowledges and agrees that Service Provider (and/or its licensors (as applicable) shall retain all rights, title and interest in and to the Infrastructure. Nothing in this MSA and/or the relevant Service Order shall be construed to grant the Customer (and/or any Authorised User any ownership interest or rights to the Infrastructure except for the rights to use the Services as expressly set out in this MSA and the relevant Service Order.

4.12	Right of First Refusal – Melbourne Data Centre

The Service Provider will provide the Services from the data centre specified in the first Service Order issued under this Agreement. The Service Provider intends to commence offering its services from an additional data centre located in Melbourne, Australia (Melbourne DC).

The Customer will have a right of first refusal to procure additional or increased capacity services from the Melbourne DC before such capacity is offered by the Service Provider to third parties. The Service Provider will notify the Customer in writing when capacity becomes available at the Melbourne DC.

The Customer must exercise its right of first refusal by written notice to the Service Provider by the later of (a) 30 June 2026; or (b) thirty (30) days after receipt of the Service Provider’s written notification. If the Customer does not exercise the right within that period, the Service Provider may offer the relevant capacity to third parties.

Any services provided from the Melbourne DC will be subject to a separate Service Order and may be subject to different commercial and technical terms, including pricing, as agreed between the parties in good faith.

5	COMMENCEMENT OF THE COMPUTING SERVICES

5.1	The Parties agree to commence the Computing Services partially or in full after successful completion of Installation and Co-testing stages in accordance with the Technical Requirements.

5.2	Installation Stage:

(a)	The Service Provider shall complete all the installation, commissioning and connection to the monitoring system works of Cloud Infrastructure, including NVIS testing completion, according to Technical Requirements within the specified Delivery Dates of the Agreement (“Installation Works”).

(b)	The Service Provider shall notify the Customer of the completion of Installation Works in writing within 1 (one) day and the parties shall proceed to the Co-testing stage.

5.3	Co-testing Stage:

(a)	The Parties shall within 10 Business Days jointly test, evaluate, review, and check the quantity and quality of the Computing Services and Cloud Infrastructure for the compliance with all Technical Requirements and with the warranties and representations made by the Service Provider to the Customer under the Agreement.

(b)	Upon receiving written confirmation that the Computing Services and Cloud Infrastructure comply with Technical Requirements (in terms of quantity, quality and testing results) and warranties and representations made by the Service Provider to the Customer herein, the Customer shall, within 1 (one) business days provide the Service Provider with signed version of the Commissioning Certificate and the Service Provider shall sign and return it to the Customer within 1 (one) business day.

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(c)	If the Customer does not provide written aforementioned confirmation, the Customer shall provide the Service Provider with the written notice of rejection, which shall specify, in reasonable detail, the list of errors, or any other discrepancies or non-compliances, and upon receipt of any such notice of rejection. The Service Provider shall promptly identify, thoroughly investigate, effectively resolve, and eliminate the said errors, discrepancies, and non-compliances, at no cost to the Customer, within the reasonable timelines agreed between the Parties with reference to the nature of the issues. This process will include, among others, timely communication of progress updates by the Service Provider to the Customer and implementation of necessary corrective measures by the Service Provider.

(d)	If the Co-testing stage does not complete within 10 business days (excluding delays caused by the Customer or third parties and agreed remediation periods), the Parties may extend the term in writing. If the Co-testing stage is not completed within that period due to causes materially attributable to the Service Provider (excluding any delay caused by the Customer, the End Customer, or any third party), and the Computing Services and Cloud Infrastructure fail to operate substantially in accordance with the Technical Requirements, the Customer may give the Service Provider written notice requiring the Service Provider to remedy the issue. If the Service Provider fails to remedy the issue within sixty (60) days after receiving such notice, the Customer reserves the right to terminate this Agreement, subject to applicable liability provisions.

5.4	The Service Provider shall commence the provision of the Computing Services to the Customer on the date of signing by the Parties of the Commissioning Certificate.

6	SETTLEMENTS

6.1	Total Amount Payable for Computing Services for entire initial Service Term set out in the relevant Service Order, inclusive of all taxes and exclusive of any Early Access, comprise the sum of Total Amount Payable determined in relevant Service Orders. Following the expiry of such initial term the Service Provider may increase the Fees on each anniversary of the date of a Service Order by the higher of 3% or the increase in the CPI over the previous 4 calendar quarters immediately prior to the date of adjustment.

6.2	Notwithstanding the foregoing or any other provision of this Agreement or relevant Service Order, the Service Provider can increase the Fees at any time, including during the initial Service Term in respect of electricity input cost increase. Any rates or Fees which are based on an assumed rate of input cost of electricity, as specified in the Service Order, if the electricity input cost increases beyond the assumed rate, then the Service Provider may increase the Fees or rates to reflect the proportionate increase in the electricity input cost. If such increase for electricity is for more than 5 % of the original assumed rate, the Service Provider will provide reasonable evidence supporting increase. The Service Provider will use reasonable endeavours to provide Customer with advance notice of any such increases where practicable, however, any such increase will apply from the effective date imposed by the relevant third-party Service Provider, regardless of when notice is provided.

6.3	Additional Services and Changes. Notwithstanding any other provision of this Agreement or relevant Service Order, if the Customer requests services, work, modifications or changes that are not included in the Services or the relevant Service Order, or additional work is reasonably required as a result of the Customer’s acts, omissions, instructions or Customer Equipment, the Service Provider may perform such work subject to the Customer paying the applicable Additional Fees. By way of example, Additional Fees will be payable in relation to: (a) usage exceeding the contracted capacity; (b) remote hands, technical support or other services requested by the Customer outside the scope of the Services; (c) installation, modification or provisioning of connectivity, cross-connects or related infrastructure; (d) emergency, after-hours or other out-of-scope work; (e) remediation, compliance or facility protection measures required due to Customer Equipment or the Customer’s activities; and (f) third-party costs reasonably incurred on the Customer’s behalf. Where reasonably practicable, the Service Provider will notify the Customer of the applicable Additional Fees before performing the relevant work.

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6.4	Currencies. All prices, costs and amounts in Agreement are calculated and nominated in U.S. Dollars (USD). Payments shall be made either in USD, UAE Dirhams (AED). If payments are made in AED, paying Party shall use the exchange rate will be fixed and 1 (One) Dollar USD will be equal to 3.6725 (Three point six thousand, seven hundred and twenty-five) Dirhams.

6.4	Calculation. The Parties use and shall use the following formula to calculate payment amounts for a period based on parameters mentioned in cl. 5.1:

(Cost of 1 GPU per hour * GPU Quantity * Number of hours per period) + (Cost of Performance Storage + Cost of Object Storage + Cost of P2P + Cost of Internet Connectivity) * period

6.5	Payment Schedule.

6.5.1	The Customer shall pay for Computing Services in advance, quarterly, in amounts and within deadlines specified in the Payment Schedule (specified in relevant Service Orders) dependent on the specification of the Cloud Infrastructure (“Quarterly Payment”).

In terms of Quarterly Payments, the quarter means a calendar quarter consisting of 3 (three) consecutive calendar months starting from the Services Start Date in accordance with the Payment Schedule table.

6.5.2	The Parties may provide the advance payment conditions in each Service Order. The Parties hereby agree that the next payment after the advance payment must be made only after the Parties execute relevant Commissioning Certificate.

6.5.3	The Customer upon execution of this Agreement shall secure the payments as provided in Chapter 13 of the Agreement.

6.5.4	The Parties agree to recalculate the Quarterly Payment for the next quarter during the Service Term in case of Modification accordingly in accordance with the formula specified in the cl. 5.3. Such recalculation may be made either by written addendum executed by the parties or by conduct of the Parties, when the Service Provider provide the Customer Invoice with updated sum and the Customer pay under such Invoice therefore providing consent.

6.5.5	For avoidance of any doubt, the Co-testing Stage is a non-billable grace period.

6.6	Mode of payment and miscellaneous.

6.6.1	An Invoice shall be sent to paying party as an invoice electronically in .pdf format via email 10 (ten) calendar days prior to the deadline specified in the Payment Schedule table or other due dates.

6.6.2	Any Party issuing an Invoice shall specify its billing details. Payment made using such details constitute a proper performance of paying Party.

6.6.3	All payments under the Agreement shall be made by bank transfer of funds by the Party to the account of the other Party in accordance with the following billing details of the Parties

6.6.4	The Customer’s obligation to pay any amount under this Agreement shall be deemed fulfilled on the date monetary funds are credited to Service Provider’s bank account.

6.6.5	It is specifically stated and agreed by the Parties in this Agreement that no additional payments are made by the Customer to the Service Provider other than what is specified in this Agreement, for any reasons whatsoever, for the performance or in connection with the performance of the Agreement.

6.6.6	If the Customer in good faith disputes any amount invoiced by the Service Provider for any outstanding payments (if applicable), the Customer may withhold the disputed amount and the Customer shall pay per the terms and conditions of this Agreement any undisputed amounts and will notify the Service Provider in detail in writing as to the nature of the disputed charges and the reason for the Customer’s disagreement. The Service Provider shall respond by providing documentation in reasonable detail for the disputed charges.

6.6.7	The Parties pay their bank fees at their own cost.

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7	SERVICE LEVELS

Subject to the Customer’s payment of all applicable Service Fees and Advances, the Service Provider shall provide Cloud Services and support for the Cloud Services as set out in the applicable Service Order (“Support Services”) in accordance with Schedule 7. Service Provider is not obliged under the terms of this MSA to provide any customer service or Support Services to any Authorised User other than Customer’s administrators, such responsibility (if any) shall remain with the Customer. The Service Provider will issue reports to the Customer in relation to the Service Levels at the end of each quarter, in a form agreed between the parties, acting reasonably.

8	USAGE GUIDELINES

8.1.1	Restrictions: The Customer shall not, and shall not attempt to:

8.1.2	access, use or permit the use of all or any part of the Cloud Services for any unauthorised or unlawful purpose;

8.1.3	license, sublicense, sell, resell, transfer, assign, distribute, or otherwise commercially exploit or make available to any third party or assist any third party in obtaining access to the Cloud Services in any way;

8.1.4	copy, modify, duplicate, create derivative works from, frame, mirror, republish, download, display, transmit or distribute all or any portion of the Cloud Services in any form or by any means;

8.1.5	reverse engineer, decompile, disassemble the Cloud Services;

8.1.6	remove or obscure any copyright or other proprietary notices from any portion of the Cloud Services;

8.1.7	use the Cloud Services to store or send Content:

i.	containing Malicious Code or malware;

ii.	which is obscene, offensive, vulgar, threatening, illegal or fraudulent, false, deceptive or promotes bigotry, racism, abuse, hatred, harassment or harm against any individual or group, in each case as aforesaid which is in contravention of any Applicable Law;

iii.	which violates privacy rights as provided under Applicable Law (including but not limited to the Data Protection Legislation), or constitutes an infringement of intellectual property or other proprietary rights; or

iv.	is otherwise unlawful or tortious intended to damage any system or data or cause damage or injury to any person or property;

8.1.8	use the Cloud Service for crypto mining, or operating a coin service, exchange or other service for the purposes of generating, distributing, or transacting in digital currencies;

8.1.9	interfere with or disrupt the integrity or performance of the Cloud Services or the data contained therein or other equipment or networks connected to the Cloud Services, including by imposing an unreasonable or disproportionately large load on Service Provider’s or a third party provider’s infrastructure;

8.1.10	circumvent, disable, bypass or interfere with security-related features of the Cloud Services, or features that enforce limitations on use of the Cloud Services;

8.1.11	conduct any high-risk activities or critical applications requiring fail-safe performance, such as the operation of nuclear facilities, air traffic control or other transportation systems, or life support systems, where the use or failure of the Cloud Services could lead to death, personal injury, or severe physical or environmental damage;

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8.1.12	to provide services to any countries or regions that are subject to any embargoes imposed by Applicable Law or any end-user who it knows will utilise them in the design, development or production of weapons or intended for military or military-intelligence end-use; or

8.1.13	perform any security testing of the Cloud Services or of any infrastructure or facilities used to provide the Services, including network discovery, port/service identification, vulnerability scanning, password cracking, remote access testing or penetration testing, without Service Provider’s prior written consent.

8.2	Monitoring: Service Provider may monitor, track and analyse how the Cloud Services are used in order to:

8.2.1	comply with and/or exercise any of its obligations and/or rights (as applicable) under this MSA;

(a)	improve the Cloud Services, including to develop updates, upgrades, modifications or derivative works thereof; and

(b)	collect, use, compile and derive quantitative data for industry analysis, benchmarking, analytics and other internal business performance purposes.

provided that, notwithstanding anything contained herein or any Service Order, Service Provider shall not monitor or access the Content of the Customer Data, or reconstruct, decipher, or otherwise interpret such Customer Data in any form whatsoever.

8.3	Terms and Conditions: Customer shall ensure that the End Customer Contracts and/or any other agreement between Customer and an End Customer in connection with the sale and/or distribution of the Services to such End Customer validly incorporates the Terms and Conditions and the Terms and Conditions are and continue to be legally binding on the End Customers for the Service Order Term. Customer shall: (a) promptly notify Service Provider of any actual or suspected breach by End Customer of the Terms and Conditions of which Customer becomes aware of; and (b) promptly notify Service Provider of any infringement or alleged infringement of Service Provider’s Intellectual Property Rights.

9	ACCEPTANCE

9.1	Generally: If Service Provider and the Customer have agreed in writing in any Service Order that a certain Service or a specific Deliverable under the Services is subject to an acceptance test, then the Service or the Deliverable, as the case may be, shall be tested by the Customer in accordance with Clause 9.2 below.

9.2	Testing Process: Any formal acceptance test applicable to the Services shall be conducted on the following terms:

(a)	Service Provider shall notify the Customer in writing that the Service or the Deliverable is ready for testing;

(b)	Unless otherwise provided in the Service Order, upon receipt of such notice, the Customer shall test the Service or the Deliverable for a maximum of two weeks (“Testing Period”) and in a manner consistent with acceptance criteria, which criteria shall be jointly developed and mutually agreed between Service Provider and the Customer prior to the Go-Live Date.

(c)	During such Testing Period, the Customer may either:

i.	confirm in writing to Service Provider that the Service or the Deliverable is accepted; or

ii.	deliver written notice to Service Provider detailing any specific claimed defects in the Service or the deliverable, which defects shall be limited to the failure of the Service or the Deliverable to conform to the applicable specifications in all material respects (“Deliverable Defect Notice”). If no notice is given to Service Provider in accordance with this Clause 9.2 prior to the expiration of the Testing Period, then without prejudice to any warranty obligations of Service Provider as set out hereunder or in the applicable Service Order, the Service or the Deliverable shall be deemed accepted by the Customer as of the first day after expiry of the Testing Period; and

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(d)	upon receipt of a Deliverable Defects Notice in accordance with Clause 9.2 (c) ii, Service Provider shall proceed to remedy any bona fide defects, whereupon the Service or the Deliverable shall be retested in accordance with the testing process defined in this Clause 9.2. For the avoidance of doubt, no “acceptance” terms shall apply to Cloud Services.

10	SUSPENSION

10.1	Customer Action: Notwithstanding anything to the contrary in this MSA, and without prejudice to any other rights or remedies hereunder to which Service Provider may be entitled, Service Provider may suspend, disable or limit the Customer’s (including the Customer’s Affiliates’) and Authorised Users access to all or part of the Services on written notice, in case of occurrence of the following events until the relevant event mentioned below has been resolved by the Customer:

(a)	the Customer is in material breach of this MSA, any relevant Service Order and/or any Applicable Law; for the purpose of this MSA, “material breach” by the Customer shall mean: (a) accessing the Services in breach of Usage Guidelines or Applicable Law; (b) breach of the obligations set out in Clause 17 (Confidential Information); (c) infringing the Intellectual Property Rights of Service Provider set out in Clause 15 (Intellectual Property Rights); and/or (d) breach of the representations set out in Clause 11.1 (Customer Data);

(b)	the Customer’s use of the Cloud Services materially disrupts or poses a security threat to the Cloud Services or to any other customer or vendor of Service Provider; and/or

(c)	the Customer has ceased to continue the Customer’s business in the ordinary course or an Insolvency Event in relation to the Customer has occurred.

10.2	Protective Actions: Service Provider may also, from time to time, suspend, disable or limit all or part of the Services on notice:

(a)	due to a Force Majeure Event which prevents the Services from being provided;

(b)	where there is a material threat to, or material attack on, the Cloud Services or if continued use may result in material harm to the Cloud Services or its users;

(c)	the continued performance of its obligations under this MSA could result in Service Provider being in breach of Applicable Law; or

(d)	upon directions by a Competent Authority.

10.3	Notice: Service Provider shall use commercially reasonable efforts to provide an immediate notice to the Customer, taking into account the urgency of the particular circumstances necessitating such suspension, and in all events provide frequent updates regarding resumption of access to the Cloud Services following any service suspension.

10.4	Termination:

10.4.1	In the event of suspension of Services by Service Provider pursuant to Clause 10.1, and if the suspension of Services has continued for thirty (30) days from the date of suspension and the breach has remained uncured/unremedied within the aforesaid period, this shall constitute an irremediable material breach by the Customer and Service Provider may terminate in accordance with Clause 22.3.

10.4.2	In the event of a suspension of Services pursuant to Clause 10.2 which was not caused (directly or indirectly) by any act or omission of the Customer (or any of its Affiliates), (a “Material Protective Action Suspension”), then on a Party serving written notice on the other Party (a “Material Protective Action Suspension Notice”), the Parties shall negotiate in good faith to agree on such alternative service or solution or amendments to the existing Services with the objective of the cessation of the Material Protective Action Suspension.

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10.4.3	In the event of any failure to achieve a mutual agreement on such alternative service or solution or amendments to the existing Services which would lead to the cessation of the Material Protective Action Suspension and/or the Services not being resumed within thirty (30) calendar days from the date of any Material Protective Action Suspension Notice pursuant to Clause 9.4(b), then the relevant Service Order shall be terminated on written notice by either Party of a further thirty (30) days; provided however, Service Provider shall refund to the Customer any prepaid fees for the affected Services on a pro-rata basis for the period following termination within sixty (60) days of the last notice issued by the terminating Party, except to the extent that the Material Protective Action Suspension was caused directly or indirectly by the Customer or any of its Affiliates, and the provisions of Clauses 22.4 and 22.5 shall apply. For the avoidance of doubt, such refund shall constitute the Customer’s sole and exclusive monetary remedy in respect of the suspension and termination of the affected Services.

10.5	Resumption: Service Provider shall resume providing access to the Services as soon as reasonably practicable after the event or threat giving rise to the Service suspension is cured and shall provide frequent updates regarding resumption of access to the Cloud Services.

10.6	Liability: Save and except as expressly provided in this Clauses 10.4(c) and 10.5 or the applicable Service Order, Service Provider will have no liability, including liability to third parties, for any damage, liabilities, losses (including any loss of data or profits), or any other consequences that the Customer (or any of its Affiliates) and/or any Authorised User may incur as a result of a Service suspension in accordance with this Clause 10 and Clause 14.8(b). Any service levels documented in the applicable SLAs (unless otherwise agreed in the SLAs) shall not apply during the period of suspension pursuant to this Clause 10 and Clause 14.8(b) and the Customer shall not be eligible to receive any service credits as provided thereunder.

11	CUSTOMER DATA

11.1	Generally: For any Customer Data that the Customer uploads, stores or shares, the Customer hereby represents and warrants that it either owns or has the authority, including all rights, licences, consents and releases, that are necessary to enable their use.

11.2	Back-ups: Service Provider shall not be responsible for, and the Customer accepts full responsibility for:

(a)	inputting and maintaining the Customer Data (and except as otherwise expressly agreed in this MSA), its security and integrity, including by encrypting the Customer Data and managing encryption keys;

(b)	backing up the Customer Data or any other data, and the Customer acknowledges that the Services (unless otherwise agreed in a Service Order) do not include any dedicated back-up or disaster recovery facilities;

(c)	the safety and integrity of any back-ups of the Customer Data; and

(d)	except as otherwise expressly agreed in this MSA, extracting, transferring, or recovering any data (including the Customer Data) whether during the Term or otherwise (including providing any assistance with any such activities).

11.3	Monitoring and Removal: Except for any explicit obligations under this MSA or Applicable Law, including the Data Protection Legislation, the Customer acknowledges that Service Provider has no control over the Customer Data hosted as part of the provision of the Cloud Services, and will not actively monitor or have access to the Contents of such Customer Data. Service Provider reserves the right but not the obligation to remove, or request that the Customer remove, any Customer Data from the Cloud Services that is reasonably believed to be unlawful or harmful to the Cloud Services or if a third party brings or threatens legal action regarding such data.

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11.4	Delays: Service Provider is not responsible for any delays, delivery failures, or any other loss or damage resulting from the transfer of the Customer Data over communications networks and facilities, including the internet, and the Customer acknowledges that the Services may be subject to limitations, delays, and other problems inherent in the use of such communications facilities.

11.5	Processing: The Customer is solely responsible for any Customer Data, including any Personal Data, financial, health or governmental information, or any other information which may be subject to Data Protection Legislation. The Customer shall only transmit to Service Provider the minimum amount of Personal Data as strictly necessary for Service Provider to perform its obligations under this MSA.

11.6	Personal Data: The Parties acknowledge that each Party shall be acting as separate Controllers in relation to their respective Processing of Personal Data in the context of their business operations and comply with the requirements on each of them under Data Protection Legislation. For the purposes of providing and receiving the Services under the MSA:

(a)	it is not contemplated that Service Provider will have nor require access to any Personal Data from Customer under this MSA;

(b)	Customer shall refrain from providing to Service Provider any Personal Data that it Processes in the context of its business operations; and

(c)	should Customer share or enable access to any Personal Data to Service Provider (whether intentionally or mistakenly), Customer shall be in breach of the requirements applicable to Controllers, notably in terms of purpose limitation and data minimisation, under Data Protection Legislation and be responsible for handling the Controller Data Breach (as defined in Clause 11.8 below) that Customer will have thereby caused or facilitated in accordance with Data Protection Legislation.

11.7	For clarity, the Parties do not intend that Service Provider will act as a Controller or Processor of Customer Personal Data in connection with the provision of the Services.

11.8	Controller Data Breach: Each Party shall:

(a)	in writing report to the other Party any accidental or unlawful alteration, unauthorised disclosure of, or access to Personal Data in relation to which the other Party acts as a Controller excluding any Personal Data from Customer under this MSA (a “Controller Data Breach”) without undue delay, and not later than twelve (12) hours, after becoming aware of such Controller Data Breach to enable the other Party to meet the required timeline set out under Data Protection Legislation in relation to the mandatory notification of personal data breaches (as this term is defined under Data Protection Legislation); and

(b)	cooperate, inform, including by sharing information about the nature and consequences of the Controller Data Breach that is reasonably requested by the other Party, and provide such assistance as is reasonably required to enable the other Party to comply with its own obligations as a separate Controller under Data Protection Legislation, including where applicable to notify affected individuals, supervisory authorities or regulatory bodies, and undertake remedial measures.

12	SECURITY

12.1	Information Security: Service Provider will implement and maintain reasonable and appropriate technical, organisational, administrative and physical measures designed to protect the security (including protection against unauthorised or unlawful processing and against accidental or unlawful destruction, loss or alteration or damage, unauthorised disclosure of, or access to the Customer’s Data), confidentiality and integrity of the Customer’s Data in accordance with the Security Measures, throughout the Service Order Term.

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12.2	Review: The Security Measures shall be reviewed and updated periodically to address new technologies, changes in industry-standard practices and security threats, provided that any such update does not materially reduce the overall level of security and shall be reviewed and updated to comply with any requirements of Applicable Law, from time to time.

13	COMPLIANCE

13.1	General: Each Party shall comply with all Applicable Law relating to such Party in connection with this MSA.

13.2	Sanctions List: Each Party represents that it (and in the Customer’s case, its Authorised Users) is not on any government prohibited, denied, or unverified-party, sanctions, debarment, or exclusion list or export-controlled related restricted party list and has not and will not have any dealings whatsoever with any such sanctioned person or party.

13.3	Anti-Bribery: Neither Party shall, directly or indirectly through a third-party, in relation to this MSA unlawfully give, receive, promise, attempt to give or to receive or in any way facilitate, the giving and/or receiving of anything of value to any person for the purpose of:

(a)	securing an improper advantage; or

(b)	inducing or influencing any person to take any action or refrain from taking any action to obtain or retain business; or

(c)	inducing or influencing any person to use his/her influence with any government or public international organisation, or any department, agency or other instrumentality thereof, for either of the foregoing.

13.4	Export Controls and Regulations: The Customer agrees to comply with all applicable export, import, trade and economic sanctions laws and regulations, as amended, including without limitation U.S. Export Administration Regulations, Office of Foreign Assets Control Regulations, and rules and regulations issued by the Bureau of Industry and Security of the U.S. Department of Commerce.

13.5	Changes in Law: If, as a consequence of changes in Applicable Law, Service Provider’s ability to deliver the Services or any part thereof to fulfil its obligations under the relevant Service Order, becomes substantially adversely affected, or would put Service Provider in breach of Applicable Law, Service Provider shall notify the Customer with a view to offering an alternative service or another solution. The Parties shall negotiate in good faith to agree on such alternative service or solution. Failure to achieve a mutual agreement on such alternative service or solution within thirty (30) calendar days will give Service Provider and the Customer the right to terminate the relevant Service Order or any part thereof immediately on written notice and Service Provider shall in case of such termination within thirty (30) calendar days of such written notice pay to the Customer the amounts specified in the Service Order and the provisions of Clauses 22.4 and 22.5 shall apply.

14	SERVICE FEES AND PAYMENT

14.1	Service Fees: The Customer shall pay the Service Fees and Advances set out in the Service Order in the amounts and in accordance with the terms specified in the Service Order and otherwise in accordance with any payment terms specified under this MSA.

14.2	Professional Services: Unless otherwise agreed in the Service Order, Professional Services shall be provided on a time and materials basis at the rates set out in the then applicable price list, provided to the Customer by Service Provider at the time of the request from the Customer for the Professional Services. Hourly rates, fixed prices and maximum prices exclude cost for travel time, travel costs, accommodation and similar costs and the Customer shall reimburse Service Provider for reasonable travel, accommodation and similar costs incurred in connection with Professional Services. Additional terms and conditions in respect of fees, invoicing and payment shall be set out in the Service Order.

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14.3	Advances: Nothing in this MSA or any Service Order shall oblige Service Provider, and Service Provider shall not be in breach of any of its obligations for any failure, to commence provision of the Services or achieve “Powered-On” state for any GPUs unless and until Service Provider has received in cleared funds, and confirmed in writing to the Customer, receipt of the amount equal to the first Advance under the relevant Service Order. If Service Provider has not received payment of the first Advance within ten (10) days following the effective date of the relevant Service Order (or such other date stipulated in the relevant Service Order for such payment), then, without prejudice to any other rights and remedies Service Provider may have under this MSA or any Service Order, Service Provider shall invoice the Customer for the amount equivalent to the price increase of the BOM that is incurred by Service Provider as a result of the Customer’s delay in such payment.

14.4	Taxes: Service Fees and Advances are stated exclusive of value added tax or other applicable sales tax, carriage costs, customs, duties and other similar taxes which shall be added to Service Provider’s invoice(s) at the appropriate rate.

14.5	Withholding: The Customer shall make all payments under this MSA without withholding or deduction of, or in respect of, any and all taxes, unless required by law. If any such withholding or deduction is required, the Customer shall, when making the payment to which the withholding or deduction relates, pay to Service Provider such additional amount as will ensure that Service Provider receives the same total amount that it would have received if no such withholding or deduction had been required.

14.6	Payments: The Customer undertakes to pay Service Provider for the Services for each quarter as specified in Clause 14.1. Service Provider or Service Provider shall invoice the Customer for the Service Fees and Advances at the intervals specified in the Service Order describing the Services performed during the preceding quarter and, unless stated otherwise in the Service Order and subject to Clause 14.9 below, the Customer shall pay each invoice within the Due Date by the payment method specified in the Service Order. If not specified in the Service Order, any payments to Service Provider or Service Provider shall be made by electronic bank transfer/wire to Service Provider’s bank account (or as nominated by Service Provider from time to time). Upon written request, Service Provider may require the Customer to pay the Service Fees to an Affiliate of Service Provider (to such bank account notified to Customer) and such payment by Customer and receipt of the relevant Service Fees by such Affiliate shall constitute full satisfaction of the relevant outstanding Service Fees.

14.7	Currency and Payment Mechanics: Payment obligations can be met by AED or USD. Where payment is made in AED, the Customer agrees to bear all exchange rate risk and make good any shortfall in the USD equivalent on conversion. Service Provider must receive full USD invoice amount in their account for every payment.

Any rounding amount errors resulting in excess or shortfall of the invoice amount, can be adjusted in the next quarterly payment.

14.8	Overdue Amounts: If Service Provider has not received payment of undisputed amounts by the Due Date, and without prejudice to any other rights and remedies Service Provider may have (including its rights of termination as set out herein), Service Provider may:

(a)	in the event the Customer’s payment default extends beyond the Due Date for payment, issue a written notice to the Customer, providing fifteen (15) days from the date of the written notice to remedy the default; and

(b)	if the payment default is not remedied within the fifteen (15) days’ period as provided in sub-clause (a) above, then Service Provider may suspend delivery of the Services; and

(c)	charge the Customer interest accruing on a daily basis on any overdue amounts calculated at the Interest Rate, commencing on the Due Date and continuing until fully paid.

14.9	Payment disputes: Any disputes that the Customer may have regarding an invoice shall be made in good faith and be notified to Service Provider within thirty (30) days from the date of the invoice, failing which the Customer shall be deemed to have accepted the invoice. In case of a payment dispute, the Customer shall make payment of the entire undisputed amount within the Due Date and only the amount which is in dispute shall be subject to dispute resolution in accordance with Clause 23.20.

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14.10	Restructuring — insertion of holding company

(a)	If, following the Commencement Date, the Customer undergoes a corporate restructuring by which a new entity is inserted above the Customer as its direct or indirect holding company (whether by way of a share-for-share exchange, scheme of arrangement, or otherwise) (a Restructuring), the Customer must:

(i) notify Service Provider in writing within 5 Business Days of the Restructuring becoming effective; and

(ii) procure that the new holding company executes and delivers to Service Provider a deed of guarantee and indemnity in a form as Service Provider may reasonably require within 10 Business Days of the Restructuring becoming effective,

(b)	guaranteeing the due performance of all of the Customer’s obligations under this Agreement.

14.11	Change of control — acquisition

(a)	If, following the Commencement Date, there is a change of Control (as defined in section 50AA of the Corporations Act 2001 (Cth)) (Change of Control) of the Customer, the Customer must:

(i) notify Service Provider in writing within 5 Business Days of the Change of Control becoming effective; and

(ii) procure that the acquiring entity (or, if the acquiring entity is not the ultimate holding company of the Customer following the Change of Control, the ultimate holding company) executes and delivers to Service Provider a deed of guarantee and indemnity in a form as Service Provider may reasonably require within 10 Business Days of the Change of Control becoming effective,

(b)	guaranteeing the due performance of all of the Customer’s obligations under this Agreement.

15	INTELLECTUAL PROPERTY RIGHTS

15.1	Background IPR: Each Party shall retain exclusive ownership of its Background IPR. Except for the licence granted to each Party hereunder, nothing in this MSA grants to a Party any rights, title or interest in or to any Background IPR of the other Party by implication, estoppel or otherwise.

15.2	Services and Software: All Intellectual Property Rights and other proprietary rights subsisting in or arising in connection with the Services (including without limitation the Cloud Services and the Professional Services but excluding any Intellectual Property Rights and other proprietary rights subsisting or arising in relation to any software applications in the software applications layer where such software is not provided by (or on behalf of) Service Provider), the Documentation and/or the Software belong to and remain vested in (or automatically upon creation shall immediately vest in) Service Provider or, when applicable, Service Provider’s third party licensors. This MSA does not entail any assignment of any such Intellectual Property Rights or transfer of other proprietary rights to the Customer by Service Provider. The Customer may not alter or remove any trademarks, service marks, copyright notices or other markings from the Services (including without limitation the Cloud Services and the Professional Services), the Documentation and/or the Software or their associated packaging.

15.3	Foreground IPR: Without prejudice to Clause 15.2, all Foreground IPR, including in and to the Improvements, shall immediately upon creation vest in and be owned by Service Provider.

15.4	Customer Feedback. Without prejudice to Clause 15.2 and 15.3, if the Customer, any of the Customer’s Affiliates, any Authorised Users or any third party acting on behalf of the Customer sends or transmits any communications or materials to Service Provider suggesting or recommending changes to the Services, including without limitation, enhancements, bug reports, new features or functionality relating thereto, or any comments, questions, suggestions, or similar feedback (“Customer Feedback”), then all such Customer Feedback save and except to the extent including any Background IPR of the Customer, shall be deemed to be Foreground IPR which shall immediately vest in and be owned by Service Provider and Service Provider shall be free to use or exploit such Foreground IPR (without any attribution or compensation to any party, any ideas, know-how, concepts, techniques, or other Intellectual Property Rights contained in such Customer Feedback) for any purpose whatsoever, notwithstanding any other obligation or limitation between the Parties under this MSA.

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15.5	Licence to Background IPR: To the extent any Foreground IPR developed by or on behalf of Service Provider under this MSA includes any Background IPR of the Customer, the Customer hereby grants, and shall procure that any third-party service providers and other Service Provider group companies hereby respectively grant, an irrevocable, fully paid-up, sublicensable and worldwide licence for as long as the Intellectual Property Rights subsist to use the Background IPR incorporated within the Foreground IPR in the context of their business operations, including to use, commercialise and exploit any such Foreground IP and any deliverables that use, incorporate or otherwise exploit any such Foreground IP.

15.6	If any Intellectual Property Rights become owned inconsistently with Clauses 15.2, 15.3, 15.4 and/or 15.5, then the Customer hereby assigns to Service Provider and/or shall procure the assignment (with full title guarantee) of all right, title, and interest in the relevant Intellectual Property Rights to Service Provider and shall procure the waiver in favour of Service Provider of all moral rights relating to such Intellectual Property Rights and Service Provider shall have the exclusive right to apply for all proprietary right protections with respect to such Intellectual Property Rights.

16	OPEN-SOURCE SOFTWARE

16.1	License: To the extent the Cloud Services and/or Software contain open-source software, it is licensed pursuant to the terms of the applicable open-source license agreement. Nothing contained in this MSA shall restrict any rights provided specifically for any open-source software by the open-source licensor; however, any rights that are broader than those granted in this MSA shall be applicable solely to the open-source software component.

16.2	Warranty: Any open-source software is provided “AS IS”, without warranty or liability of any kind, express or implied, including but not limited to the warranties of merchantability, fitness for a particular purpose and non-infringement. In no event shall Service Provider or the authors or copyright holders of the open-source software be liable for any claim, damages, or other liability, whether in an action in contract, tort or otherwise, arising from, out of or in connection with the open-source software or the use or other dealings in the open-source software.

17	CONFIDENTIAL INFORMATION

17.1	Confidentiality Obligation: Each Party agrees to protect (with at least the same degree of care that it uses to protect its own confidential information, but no less than a reasonable degree of care), and keep confidential and not use for any purpose other than the proper performance of its obligations under this MSA, all Confidential Information of the other Party, as applicable.

17.2	Written Disclosure: Each Party may only disclose or reveal any of the other Party’s Confidential Information disclosed to it:

(a)	to those of its personnel or Representatives and to those of its Affiliates (and its Affiliates Representatives) who need to receive the Confidential Information in connection with this MSA or the relevant Service Order (provided that each Party shall ensure that any such personnel to whom it discloses the other Party’s Confidential Information comply with the confidentiality obligations at least as restrictive as set out in this MSA);

(b)	any of the following persons who have agreed to be bound by a duty of confidentiality relating to the Confidential Information at least as restrictive as set out in this MSA: (i) its professional advisers (including auditors) as necessary for the purposes of receiving professional advice (including audit services) in relation to this MSA or the relevant Service Order: or (ii) in the case of Service Provider any third party conducting bona fide due diligence into the business of Service Provider and/or its Affiliates, as necessary for the purposes of that due diligence;

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(c)	to any court, governmental or administrative authority competent to require the same, or as required by any Applicable Law, legislation or regulation (provided the non-disclosing Party is promptly notified and given the reasonable opportunity to seek injunctive relief or any possible limitations or restrictions on disclosure in advance, to the extent permitted by Applicable Law, and if disclosure is so compelled then the disclosing Party must only disclose that portion of Confidential Information that the disclosing Party is obligated to); and

(d)	with the specific consent in writing by the non-disclosing Party to whom the Confidential Information belongs in advance of, and in connection with, a particular disclosure only.

17.3	Oral Disclosure: If Confidential Information is disclosed orally by one Party to the other, regardless of whether or not a disclosing Party states at the time of oral disclosure that the information is Confidential, there shall be a presumption for a period of 30 days that such information is, and shall be treated as, being Confidential. Within a 30 days’ period, the disclosing Party shall confirm in writing to the receiving Party that the oral information disclosed is Confidential. If no confirmation is received within the 30 days’ period, then the information may be regarded and treated as not being Confidential.

17.4	Exceptions: The confidentiality obligations set out in this Clause 17 shall not apply to Confidential Information that:

(a)	is or becomes generally available in the public domain otherwise than arising in connection with a breach of its confidentiality obligation by the recipient;

(b)	is lawfully in the recipient’s possession free of any restrictions as to its use or disclosure at the time of disclosure by the disclosing Party;

(c)	is lawfully acquired from an independent third party who did not itself obtain it under an obligation of confidentiality;

(d)	is independently developed without access or reference to any Confidential Information disclosed by the disclosing Party; or

(e)	is required to be disclosed pursuant to a requirement of a Competent Authority. In the event such disclosure is required, the Party from whom such disclosure is sought by the Competent Authority shall provide reasonable notice before any such disclosure to the non-disclosing Party to whom the Confidential Information relates to enable that Party to take any action it deems appropriate in the circumstances.

17.5	Expiration: Irrespective of any expiration or termination of this MSA, the receiving Party’s duty to protect the disclosing Party’s Confidential Information expires two (2) years after the termination or expiry of the Term of this MSA, provided that any Confidential Information constituting trade secrets or relating to Intellectual Property Rights shall be protected for so long as such information remains not in the public domain or protected under applicable law..

17.6	Return or Destruction: At the disclosing Party’s request whether before or after termination or expiry of the Term of this MSA, and subject to the terms and conditions of this MSA, Applicable Law or a Party’s document retention policy, the receiving Party will promptly return (or if requested to, destroy) all Confidential Information received from the disclosing Party, together with copies thereof and make no further use of any Confidential Information, data, Software, equipment, property and other items belonging to the other Party.

18	WARRANTIES

18.1	Corporate Warranties: Each Party represents that it has the legal power to enter into this MSA. Each Party further represents that:

(a)	this MSA has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such Party (as applicable) in accordance with its terms;

(b)	no authorisation or approval from any other person is required in connection with such Party’s (as applicable) execution, delivery, or performance of this MSA; and

(c)	the execution, delivery, and performance of this MSA does not violate the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound.

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18.2	Cloud Services Warranty: Service Provider warrants that during the Term for which they are provided, the Cloud Services, when used in accordance with the terms and conditions of this MSA, will function in substantially the manner as described in the Documentation. If the Customer contends that the Cloud Services provided do not perform as warranted, the Customer must promptly provide a written notice to Service Provider detailing the issue. Service Provider shall instruct a qualified third-party consultant to troubleshoot the issue and determine and confirm whether this constitutes a breach of warranty as set out in this Clause 16.2. Subject to such confirmation, the Customer’s exclusive remedy and Service Provider’s entire liability shall be the correction of the issue that directly caused the breach of warranty, or, if Service Provider cannot correct the issue in a commercially reasonable manner and within thirty (30) days following the confirmation from the third-party consultant, the Customer may terminate the relevant Service Order (in full or part) immediately on written notice and in case of such termination, Service Provider shall refund (pro-rata) to the Customer within forty-five (45) days of written notice from the Customer as aforesaid, any pre-paid fees in respect of Cloud Services not yet delivered at the date of the termination. To the extent the third-party consultant determines that the issue of which the Customer notified Service Provider:

(a)	is not a breach of warranty as set in this Clause 18.2; or

(b)	has arisen as a result of or in connection with Customer’s use or operation of the Cloud Services or failure to use or operate the Cloud Services in accordance with any documented instructions provided by Service Provider to the Customer under this MSA, the Customer shall reimburse Service Provider for all costs and expenses incurred by Service Provider in engaging the third-party consultant and Service Provider shall not be in breach of warranty and shall have no liability vis a vis Customer in relation to this issue, including the remediation thereof.

18.3	Professional Services Warranty: Service Provider warrants that it will perform any Professional Services using reasonable care and skill and in a manner consistent with industry standards applicable to the provision of such services. As the Customer’s exclusive remedy for a breach of the foregoing warranty, if the Customer notifies Service Provider in writing within ten (10) days of completion of the applicable Professional Services, Service Provider will, at its own expense and as its sole obligation, reperform the Professional Services.

18.4	Exclusions: Service Provider is not responsible for any issues related to the performance, operation or security of the Services that arise from the Customer Data or third-party applications or services provided by third parties with which the Cloud Services may interoperate.

18.5	Customer Warranty: The Customer warrants that the use of the Cloud Services and any Customer Data will be in accordance with this MSA (including any related Service Order) and all Applicable Law.

18.6	Warranty Disclaimer: Save for and except the warranties set out in this Clause 18 (Warranties) and Clause 9 (Acceptance), the Services, the Software and any information provided by or on behalf of Service Provider to the Customer are provided “as is”. Service Provider does not warrant that the functions contained in the Cloud Services, or that the Professional Services will meet the Customer’s requirements or expectations, or that the operation and results of the Cloud Services will be uninterrupted or error-free, or that defects in the Cloud Services will be corrected. Except for the express warranties set out in this MSA, Service Provider and its Service Providers expressly disclaim, to the fullest extent permitted by Applicable Law, all other warranties, including, but not limited to, the implied warranties of merchantability, fitness for a particular purpose, title and non-infringement of third-party rights. No oral or written information or advice given by Service Provider or its authorised representatives shall create a warranty or in any way increase the scope of any warranty provided in this MSA. The Customer acknowledges that the Service Provider does not review, validate, monitor or control any datasets, models, training data, prompts, configurations, code, inputs or outputs used in or generated through the Services. Without limiting the foregoing, the Service Provider does not warrant or represent:

(a) the accuracy, completeness, reliability, legality, safety or suitability of any AI Outputs (as defined below);

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(b) the functionality, correctness, performance, availability or behaviour of any Customer applications, software, models, machine learning systems or workloads;

(c) the validity of any prompts, application logic, datasets or training data used by the Customer;

(d) that AI Outputs will be free from errors, hallucinations, bias, harmful content or inaccuracies; or

(e) the achievement of any business, operational or commercial outcome.

“AI Outputs” means any data, content, results, predictions, inferences, classifications, embeddings, models, generated code or other outputs generated by or through the Services, including through any artificial intelligence, machine learning, large language model or automated decision-making functionality, whether generated directly by the Service Provider’s systems or indirectly through Customer workloads, prompts, datasets, training data or configurations.

18.7	Ownership Rights. The Service Provider represents and warrants for the benefit of the Customer that:

18.7.1	to the best of its knowledge, it is and will, during the entire Service Term and the effective term of this Agreement, be the owner and/or lawful licensee of all works used by Service Provider in preparing and rendering any and all Computing Services and Cloud Infrastructure,

18.7.2	it has and will, during the entire Service Term and the effective term of this Agreement, have full and sufficient right to assign, transfer, or grant the rights, consents, approvals, authorizations, registrations, and/or licenses granted in, contained in, or related to the Computing Services and Cloud Infrastructure pursuant to this Agreement,

18.7.3	to the best of its knowledge, all Computing Services and Cloud Infrastructure have not been and will, during the entire Service Term and the effective term of this Agreement, not be published, provided, or made accessible under circumstances which have caused a loss of copyright or any other intellectual property rights therein, and

18.7.4	to the best of knowledge of the Service Provider, that all Computing Services and Cloud Infrastructure do not and will, during the entire Service Term and the effective term of this Agreement, not infringe any patent, copyright, trademark, or any other intellectual property rights (including trade secrets), privacy or similar rights of any third party, nor have any claims (whether or not embodied in action, past or present) of such infringement been threatened or asserted, or is such a claim pending, against Service Provider (or, insofar as Service Provider is aware, any entity or person from which Service Provider has obtained such rights).

18.8	Conformity, Performance and Compliance. The Service Provider represents and warrants for the benefit of the Customer that:

18.8.1	all Computing Services and Cloud Infrastructure shall be prepared in a workmanlike, professional, and competent manner and with professional diligence and skill, adhering to industry standards and best practices,

18.8.2	all Computing Services and Cloud Infrastructure are and will, during the entire Service Term and the effective term of this Agreement, operate effectively and promptly and function on the designated machines and compatible operating systems for which they are specifically engineered and designed,

18.8.3	all Computing Services and Cloud Infrastructure in every material aspect are and will, during the entire Service Term and the effective term of this Agreement, conform to the specifications agreed upon by the Parties, and are and will, during the entire Service Term and the effective term of this Agreement, materially adhere to the Technical specifications,

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18.8.4	the Service Provider will take all reasonable measures and carry out any necessary actions aimed at ensuring the safety of the Customer’s Confidential Information and maintaining the operability and functionality of the Computing Services and Cloud Infrastructure, and

18.8.5	Service Provider will use reasonable endeavours to perform its obligations hereunder in full compliance with applicable laws and regulations.

18.9	Compliance with Laws and Regulations. The Service Provider represents and warrants for the benefit of the Customer that:

18.9.1	the Service Provider shall at all times use reasonable endeavours to comply with all applicable laws, rules and regulations applicable to the Service Provider in the performance of this Agreement, and the Service Provider shall comply and duly perform al terms and conditions of this Agreement,

18.9.2	the Service Provider shall be responsible for and has obtained all requisite sanctions, consents, approvals, licenses, authorizations, and registrations, if any, required under applicable law for the Service Provider to provide the Computing Services and Cloud Infrastructure and will, during the entire Service Term and the effective term of this Agreement, maintain these sanctions, consents, approvals, licenses, authorizations, and registrations in force,

18.9.3	the Service Provider shall be responsible for any fees, costs, or expenses which were incurred or may be incurred by the Service Provider in connection with its compliance with applicable laws and regulations in providing the Computing Services and Cloud Infrastructure,

18.9.4	the Service Provider shall be responsible for fines and penalties imposed on it or the Customer to the extent resulting from the Service Provider’s breach of such applicable laws and regulations in connection with the provision of the Computing Services and Cloud Infrastructure,

18.9.5	as of date of this Agreement is not aware of any encumbrances, restrictions, pledges or call rights issued by Service Provider to any of its shareholders which would prevent the Service Provider from performing its obligations under this Agreement;

18.9.6	that the Service Provider shall maintain its business activities in full compliance with, observe and comply with, all applicable government, state, and municipal laws and regulations for the prevention of bribery and corruption, as well as bear responsibility and liability for all its operational activities and the consequences thereof.

18.10	Existence. The Service Provider represents and warrants for the benefit of the Customer that to the best of its knowledge:

18.10.1	the Service Provider is and will, during the entire Service Term and the effective term of this Agreement, be duly organized and existing, and is and will, during the entire Service Term, be in good standing, and is and will, during the entire Service Term, be qualified to do business under the laws of any jurisdiction where the ownership of assets or conduct of its business require it to be so qualified,

18.10.2	the Service Provider possesses and will, during the entire Service Term and the effective term of this Agreement, possess any and all licenses, consents, approvals, licenses, authorizations, and registrations, including, without limitation, governmental approvals, required to perform the Computing Services contemplated by this Agreement, and

18.10.3	the Service Provider is and will, during the entire Service Term and the effective term of this Agreement, be qualified to perform the Computing Services.

18.11	Duly Authorized. The Service Provider represents and warrants for the benefit of the Customer that to the best of its knowledge:

18.11.1	the Service Provider’s execution, delivery, and performance of this Agreement has been duly authorized by all appropriate corporate action,

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18.11.2	the Service Provider has taken all necessary corporate and other actions under applicable laws and the Service Provider’s constituent and internal documents to authorize the execution, stamping, registration, delivery, and performance of this Agreement,

18.11.3	this Agreement constitutes a valid, binding and enforceable obligation, and

18.11.4	the Service Provider has not done and will, during the entire term when this Agreement stands in force, not do any acts, deeds, or things, which would or are likely to curtail, limit, restrict, affect, or prejudice its right to enter into this Agreement and perform this Agreement as well as to provide the Computing Services to the Customer under this Agreement.

18.12	No Material Defects; Conformity with the Technical Requirements. The Service Provider represents and warrants for the benefit of the Customer that:

18.12.1	the Computing Services and the Cloud Infrastructure shall be free from material errors or other material defects; and shall materially conform to the Technical Requirements, and

18.12.2	the Computing Services and Cloud Infrastructure do not and will, during the entire Service Term and the effective term of this Agreement, not contain any hidden (undocumented) functionality leading to financial or other damage for the Customer.

18.13	Performance. The Service Provider represents and warrants for the benefit of the Customer that:

18.13.1	the Service Provider has and will, during the entire Service Term and the effective term of this Agreement, maintain the experience and skill to perform the Computing Services required to be performed by it under the Agreement and will perform such Computing Services in a timely, workmanlike manner, and

18.13.2	at a minimum, the Service Provider will, during the entire Service Term and the effective term of this Agreement, maintain staffing levels and continuity of personnel consistent with its obligations to perform the Computing Services under the Agreement and in the event of a delay or other problem, the Service Provider will train and staff additional personnel as needed.

18.14	Personnel Qualifications. The Service Provider represents and warrants for the benefit of the Customer that each of the Service Provider’s personnel assigned to perform the Computing Services or any other obligations under the Agreement shall have the proper skill, training, and background so as to be able to perform in a competent and professional manner and all work will be so performed.

18.15	Taxes. The Service Provider represents and warrants for the benefit of the Customer that the Service Provider shall bear and make timely payments of all the taxes and other dues imposed on the Service Provider under applicable law in connection with the provision of the Computing Services and Cloud Infrastructure and performance of this Agreement.

18.16	No Conflict. The Service Provider represents and warrants for the benefit of the Customer that to the best of its knowledge:

18.16.1	neither the execution, delivery, nor performance of this Agreement will, during the entire Service Term and the effective term of this Agreement, conflict with or violate any other agreement, license, contract, instrument or other commitment or arrangement to which the Service Provider is a party or is bound, and

18.16.2	the Service Provider shall not interfere and shall not allow any third party to interfere with the Customer’s peaceful and uninterrupted use of the Computing Services and Cloud Infrastructure under the Agreement.

18.17	No litigation/Dispute. The Service Provider represents and warrants for the benefit of the Customer that:

18.17.1	there is no litigation, and the Service Provider does not know of any material threat of litigation, in each case that will affect the performance of its obligations under the Agreement, and there will, during the entire Service Term and the effective term of this Agreement, be no such litigations,

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18.17.2	there are and will, during the entire Service Term and the effective term of this Agreement, be no proceedings pending or threatened against the Service Provider, and there are and will be no notices issued against the Service Provider under the Insolvency and Bankruptcy Code, 2016,

18.17.3	the Computing Services and the Cloud Infrastructure are not and will be not the subject of any dispute, arbitration, or legal action, and there are and will, during the entire Service Term and the effective term of this Agreement, be no outstanding payments due on any statutory or other dues,

18.17.4	the Service Provider will maintain its corporate existence and will not dissolve or liquidate or enter into an agreement with any party, including but not limited, to a compromise with its creditor(s) such that its corporate existence is or may be questioned,

18.17.5	the Service Provider will immediately notify the Customer in writing in the event of receipt of any notice, order of initiation of any legal proceedings, or any similar document, which may prejudice any interest or right of the Customer before any government or other authorities or other persons or entities.

18.18	All Rights; No infringement. The Service Provider represents and warrants for the benefit of the Customer that to the best of its knowledge:

18.18.1	the Service Provider has and will, during the entire Service Term and the effective term of this Agreement, have all rights and authorizations necessary to grant access and use rights to the Computing Services and the Cloud Infrastructure, and to perform any the Computing Services as contemplated in the Agreement,

18.18.2	the Service Provider shall pass through to the Customer any software and third party end-user warranties and indemnities relating to the Computing Services or the Cloud Infrastructure, if any, and to the extent Service Provider is not permitted to so pass-through, the Service Provider agrees to enforce such warranties and indemnities on behalf of the Customer,

18.18.3	the Computing Services, the Cloud Infrastructure, and all elements thereof to be provided by the Service Provider, and any Services performed by the Service Provider to the Customer, will not violate, misappropriate, or infringe upon any intellectual property right of any person or entity;

18.18.4	there are no claims of any person or entity against the Service Provider relating to any intellectual property that is the subject of, to be provided under, or to be used directly or indirectly pursuant to this Agreement.

18.19	Location Warranty. Provider represents, and warrants, that all infrastructure, including but not limited to physical servers, storage media, networking hardware, and backup systems used to host, store, or process Customer’s Data, are and shall remain physically located exclusively within the Permitted Territory. Provider further warrants that no part of the Services will be provided using hardware located outside the Permitted Territory without Customer’s prior express written consent. A breach of this warranty shall be deemed a material breach of this Agreement, entitling Customer to termination for cause pursuant to the terms of this Agreement.

19	INDEMNITY

19.1	Service Provider Indemnity: Service Provider shall not, in any circumstances, have any liability including in respect of the indemnity provided hereunder if any alleged infringement is based on:

(a)	modification of the Services by anyone other than Service Provider; or

(b)	the Customer’s or any Authorised User’s use of the Services otherwise than in accordance with this MSA or in a manner contrary to the instructions given to the Customer by Service Provider; or

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(c)	to the extent any liability arises as result of the Customer’s or any Authorised User’s use of the Services after notice of the alleged or actual infringement from Service Provider or any appropriate authority; or

(d)	use or combination of the Services with any other products, software, hardware or data not approved by Service Provider, in circumstances where, but for such combination, no infringement would have occurred.

19.2	Customer Indemnity: Subject to the Indemnification Conditions being met, the Customer shall indemnify, defend and hold harmless Service Provider and its Affiliates against any allegation, action or claim made or brought against Service Provider and/or its Affiliates by a third party and/or Losses incurred or suffered by Service Provider and/or its Affiliates arising from or in connection with:

(a)	the Customer’s or any Authorised User’s use of the Services in violation of this MSA, the relevant Service Order, the End Customer Contracts and/or any Applicable Law; and

(b)	any unauthorised or unlawful receipt, processing, transmission or storage of Personal Data by Service Provider in the performance of its obligations as permitted under this MSA, resulting from breach of the Customer’s obligations regarding such data under this MSA and/or Applicable Law (including without limitation Data Protection Legislation).

19.3	Indemnification Conditions: A Party’s right to the benefit of an indemnity under this MSA is conditional upon that Party complying with the following “Indemnification Conditions”. The indemnified Party must:

(a)	in relation to a claim by a third party, within ten (10) Business Days of becoming aware of a claim giving rise to an indemnity under this MSA, notify the indemnifying Party in writing of such claim or allegation, setting forth in reasonable detail the facts and circumstances surrounding the claim;

(b)	give the indemnifying Party sole control of the defence of any such claim or allegation and any related settlement negotiations, provided that an indemnified Party may participate in its defence at its own cost and expense, and shall not make any admission of liability or take any other action that limits the ability of the indemnifying Party to defend or settle the claim; and

(c)	provide reasonable co-operation to the indemnifying Party in the defence and settlement of such claim, at the indemnifying Party’s expense.

20	LIMITATION OF LIABILITY

20.1	Exclusions of Consequential and Related Damages: In no event shall either Party be liable for any consequential, indirect, special, incidental, contingent, punitive or exemplary damages (whether foreseeable or unforeseeable), loss of profit, loss of business, loss of goodwill, loss of or corruption of data, loss caused or contributed to by any agent or Representative of a Party, loss caused as a result of the Services being unavailable as a result of planned downtime, loss arising from any failure of the Customer’s infrastructure and/or utilities, loss caused as a result of the Services being unavailable due to a Force Majeure Event, or loss caused by the failure or delay of any third party application or service or network (including as provided by an OEM) however caused and, whether arising under contract, tort (including negligence) breach of statutory duty or otherwise, whether or not the Party has been advised of the possibility of such damages. The foregoing exclusions will not apply to the extent prohibited by Applicable Law.

20.2	General Limitation: Subject to Clauses 20.1, 20.3 and 20.4, each Party’s (together with all of its Affiliates’) total aggregate liability to the other, whether in contract, tort (including negligence), breach of statutory duty or otherwise arising under or in connection with a Service Order, shall not exceed, an amount equal to the Average Hourly Rate multiplied by the total number of GPUs deployed under the relevant Service Order, multiplied by twelve (12), multiplied by three hundred and sixty-five (365) in respect of all claims arising in a given Service Order Year.

20.3	Hardware Limitation: Subject to Clauses 20.1, 20.3 and 20.4, to the extent that Service Provider is in default of any of its obligations under the MSA or this Service Order as a result of or in connection with faulty, malfunctioning or defective hardware (in whole or in part) purchased from an OEM, Service Provider shall only be liable to the Customer for any direct loss or damage caused to the Customer up to the amount of any compensation it has recovered from the OEM, after deducting Service Provider’s reasonable costs and expenses incurred in obtaining such compensation, including legal fees (“Net Recovered Amount”), and Service Provider shall not be liable in any way for any amounts claimed by the Customer beyond the Net Recovered Amount.

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20.4	General Exclusions: Nothing in this MSA excludes or limits either Party’s liability for:

20.4.1	death or personal injury caused by its negligence or breach of this Agreement by a Party;

20.4.2	fraud or fraudulent misrepresentation;

20.4.3	Service Provider’s payment obligations consequent to termination of the Service Order except as limited by termination payments as set out in the Service Order issued pursuant to this MSA;

20.4.4	the Customer’s payment obligations (including without limitation the Customer’s obligation to pay the Service Fees and Advances under Clause 14 (Service Fees and Payment) of this MSA and termination payments as set out in the Service Order issued pursuant to this MSA);

20.4.5	a breach of its obligations under Clause 17 (Confidential Information) or intellectual property obligations;

20.4.6	its obligations under Clause 19 (Indemnity)

20.4.7	for any liabilities that cannot be excluded under Applicable Law.

20.5	Limitation Period: Unless prohibited by Applicable Law, no claim regardless of form, arising out of or in connection with this MSA may be brought by the Customer more than one (1) year after the event giving rise to the cause of action has occurred or was known or ought reasonably to have been known by the Customer. If under Applicable Law any part of this Clause 20 is invalid, then Service Provider hereby limits its liability to the maximum extent allowed by Applicable Law.

21	INSURANCE

21.1	Required Coverage: At all times during the term of this MSA, Service Provider shall procure and maintain, at its sole cost and expense, insurance coverage with a reputable insurance provider of no less than the following types and amounts:

21.1.1	Public Liability Insurance with limits no less than USD 1,000,000 per occurrence and USD 2,000,000 in the aggregate, such policy will include coverage for 3rd party bodily injury and property damage;

21.1.2	Worker’s Compensation and employers’ liability insurance with limits no less than the minimum amount required by applicable law for each accident, including occupational disease coverage;

21.1.3	Cyber Liability Insurance, including third party coverage, with limits no less than USD10,000,000 per occurrence and USD 20,000,000 in the aggregate for all claims each policy year;

21.1.4	insurance for the replacement value of any Service Provider Equipment installed and used by the Service Provider at the data centre facility used for the provision of the Services; and

21.1.5	and

21.1.6	Professional Liability with limits no less than USD 1,000,000 per claim and USD 2,000,000 in the aggregate for all claims each policy year.

21.2	The Service Provider must ensure that the data centre facility operator maintains insurance policies customary for reputable data centre and colocation facilities of similar size, scale and criticality, covering the data centre facility against risks property damage and public liability, with reputable insurers and on commercially reasonable terms. The Service Provider will, upon reasonable request, provide the Customer with confirmation (by way of a certificate of currency) that such insurance is maintained.

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21.3	The Customer must, at its own cost, take out and maintain insurance policies with reputable insurers covering such risks as a person in the position of the Customer would reasonably insure against, such as third party liability and cybersecurity risks.

21.4	Certificates of Insurance: Certificates of insurance evidencing currency of insurance policies described in this Clause 21 shall be furnished by each Party to the other Party on written request.

22	TERMINATION

22.1	The Parties are entitled to terminate this Agreement at any time by mutual written agreement.

22.2	Termination by the Customer for Cause: The Customer may terminate this MSA and any Service Order with immediate effect by giving written notice to Service Provider if Service Provider:

(a)	commits a material breach of any terms of the relevant Service Order, which breach is irremediable or (if such breach is remediable) fails to remedy that breach within thirty (30) days after being notified in writing to do so; and/or

(b)	suspends, ceases, or threatens to suspend or cease carrying on its business or a substantial part thereof in the manner affecting the performance of the Services, or suffers an Insolvency Event, Customer may terminate any Service Order and the MSA.

(c)	The Service Provider delays any critical Delivery Date for more than 60 (sixty) days or the delay of the Co-testing Stage exceeds 1 (one) month and any agreed remediation period or other specified in this Agreement period, in each instance where the Service Provider is the sole cause of such delay.

For clarity, the Service Provider will be entitled to a reasonable extension of time to the relevant Delivery Dates and the Co-testing completion date to the extent that any delay is caused or contributed to by:

(a) the Customer or its personnel (including other service providers and Service Providers); or

(b) a Force Majeure Event.

22.3	Termination by Service Provider for Cause: The Service Provider may terminate any Service Order with immediate effect by giving written notice to the Customer if the Customer:

(a)	fails to pay the Advances or the undisputed Service Fees by the Due Date under the relevant Service Order and fails to remedy the non-payment within (30) thirty days from the date of any written notice requiring the same;

(b)	commits a material breach of any terms of the relevant Service Order (apart from the payment defaults mentioned above), which breach is irremediable or (if such breach is remediable) fails to remedy that breach within thirty (30) days after being notified in writing to do so; and/or

(c)	if the Customer suspends, ceases, or threatens to suspend or cease carrying on its business or a substantial part thereof, or suffers an Insolvency Event, Service Provider may terminate any Service Order and the MSA.

22.4	Effect of Termination: On termination of a Service Order and/or this MSA for any reason:

(a)	Service Provider’s obligation to provide the relevant Services will immediately cease;

(b)	all licences granted under this MSA shall immediately be terminated;

(c)	any rights, remedies, obligations or liabilities of the Parties that have accrued up to the effective date of termination, including the right to claim damages in respect of any breach of this MSA which existed at or before the effective date of termination shall not be affected or prejudiced.

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22.5	Exit Services: In the event of any expiration or termination of a Service Order and/or this MSA (save in respect of a termination of a Service Order and/or this MSA pursuant to Clauses 22.1 or 22.3), Service Provider shall provide such assistance and the exit Services as agreed by the Parties for no more than [*] days following the expiry or termination of a Service Order and/or this MSA to enable the Customer to transition the provision of the Services provided by Service Provider either in-house or to a third party (“Exit Services”). The scope of such Exit Services shall be agreed by Service Provider and the Customer in writing in a Service Order and/or SOW within a ten (10) day period and the MSA shall stand extended and remain valid and in force until completion of such transitional assistance. The Customer shall bear all costs incurred by or on behalf of Service Provider to assist the Customer in the context of this transitional period and provision of the Exit Services, and shall also pay Service Provider’s applicable fees for performing such Exit Services.

22.6	Termination Payments: Any refunds payable by the Service Provider to the Customer upon termination of this Agreement shall only be made where expressly provided for under this Agreement or the applicable Service Order, and shall be issued strictly in accordance with the relevant provisions of this Agreement or such Service Order. Upon termination of this Agreement for any reason, the Customer must pay all applicable termination payments, charges or fees specified in this Agreement or any applicable Service Order.

22.7	Effect of Termination of a Service Order. Both Parties hereby agree that each Service Order entered into under this MSA constitutes a separate and independent contractual commitment. Accordingly, subject to Clause 3.4, the suspension, termination, expiration, or any other action affecting a particular Service Order shall not, in itself, alter, impact, or otherwise affect the validity, performance, commercial terms, operational obligations, or any other rights and obligations of the Parties under any other Service Order executed pursuant to this MSA, unless otherwise expressly agreed in writing by the Parties.

23	MISCELLANEOUS

23.1	Entire MSA: This MSA constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations, and understandings between them, whether written or oral, relating to its subject matter.

23.2	Non-reliance: Each Party acknowledges that it has not been induced to enter into this MSA or the relevant Service Order by any promise, assurance, warranty, representation, and/or understanding other than those contained in this MSA or the relevant Service Order and, having negotiated and freely entered into this MSA and the relevant Service Order, agrees that it shall have no remedy in respect of any other such promise, assurance, warranty, representation, and/or understanding except in the case of fraud. Each Party acknowledges that its legal advisers have explained the effect of this Clause 23.2.

23.3	Non-exclusivity: This MSA shall not prevent either Party from entering into similar agreements with third parties, or from independently developing, using, selling, or licensing documentation, products and/or services which are similar to those provided under this MSA.

23.4	Language: The original of this MSA has been written in the English language. The Customer hereby waives any right the Customer may have under the laws of the country in which the Services are provided to have this MSA written in another language. The Documentation is provided in English and, when available, in other languages. In the event of any ambiguity or inconsistencies between the English version and a version of this MSA in any other language, then the English language version shall, without exception, prevail.

23.5	Amendment: No amendment, modification, or supplement of any provisions of this MSA shall be valid or effective unless made in writing and signed by a duly authorised representative of each Party.

23.6	Survival: Expiry or termination of this MSA or the relevant Service Order for whatever reason shall not affect or prejudice the provisions of this MSA and the relevant Service Order which expressly or by their nature survive termination including Clauses 14, 15, 17, 19, 20, 22 and 23.

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23.7	Assignment: A Party shall not assign, novate, transfer, sub-contract, or otherwise dispose of any of its rights or obligations under this MSA and any relevant Service Order without the prior written consent of the other Party, which consent must not be unreasonably withheld or delayed. A Party may freely assign, novate, transfer or otherwise dispose of any of its rights or obligations under this MSA and any relevant Service Order upon prior written notice to the other Party, including to: (a) any of its Affiliate; (b) any purchaser of the whole or substantially all of the business undertaking of the Party to which this MSA or the relevant Service Order relates, and (c)(i) any financial institution, lender, bank or other person of the Party (or any of its group company) to whom this MSA has been assigned or charged as security for any financing or refinancing or other banking or related facilities; and/or (ii) to any person entitled to enforce any security granted by the Party (or any its group company), provided that, in the case of assignment, transfer or novation by the Customer:

(a)	the assignee or transferee (as the case may be) is not a competitor of the Service Provider or its Affiliates;
(b)	the assignee or transferee (as the case may be) has equivalent or greater financial and operational capability to perform the obligations under this MSA and the relevant Service Order;
(c)	the assignee or transferee (as the case may be) agrees in writing to be bound by the terms of the MSA and the relevant Service Order; and
(d)	such assignment or transfer shall not relieve the Customer of its obligations under this MSA or any Service Order unless effected by a novation to which the Service Provider is a party or otherwise expressly agreed by the Service Provider in writing.

Notwithstanding the foregoing, Service Provider may subcontract the performance of its obligations without consent, but remains responsible for the acts and omissions of its subcontractors, as if they were acts or omissions of the Service Provider.

23.8	Notices: All communications relating to this MSA shall be in writing and delivered by recorded delivery only to the Party concerned at the relevant address shown at the top of this MSA (or such other address as may be notified from time to time in accordance with this Clause 23. Any such communication shall be validly given and take effect if:

(a)	delivered personally, upon delivery;

(b)	posted (including by international courier), at 9.00 am on the third Business Day after posting;

(c)	delivered via electronic transmission, upon confirmation of transmission by reply or read-receipt, provided in all cases that any communication delivered outside of normal business hours on a Business Day or on a day that is not a Business Day, then such communication shall be deemed to be delivered at 9.00 am on the next Business Day; and

(d)	addressed to:

i.	in the case of Service Provider, to Legal at legal@sharonai.com and copied to Service Provider’s Party Representative;

ii.	in the case of the First Customer, to its Party Representative, Prasad Deokar, Company Secretary at Prasad.Deokar@spochub.com;

iii.	in the case of the Second Customer, to its Party Representative, Piyush Somani, CEO at piyush@esds.co.in; and

iv.	in the case of the Parent, to its Party Representative, Rajesh Gaikar, Senior Vice President at Rajesh@esds.co.in.

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23.9	Subcontractors: The Customer understands that Service Provider will subcontract certain elements of the Cloud Services to third-party Service Providers and other Service Provider group companies. During the term of this MSA, Service Provider may, provided it is in compliance with Applicable Law, change subcontractors or third-party Service Providers at its sole discretion.

23.10	Relationship: This MSA and/or any relevant Service Order does not make the Customer, its employees, associates or agents as employees, agents or legal representatives of Service Provider for any purpose whatsoever. The relationship between the Parties is that of independent contractors (i.e. on principal to principal basis) and nothing in this MSA shall be construed to create a partnership, joint venture, or agency relationship between the Parties, nor authorise any Party to make or enter into any commitments for or on behalf of the other Party. Each Party confirms it is acting on its own behalf and not for the benefit of any other person. The Parties acknowledge that the arrangements between them are non-exclusive. Subject to Clause 4.2, nothing contained in this MSA shall prohibit either of the Parties from conducting business activities with other third parties.

23.11	Marketing: Each Party:

(a)	grants the other Party permission to use its name and logo in marketing materials, only with prior written approval and for the purpose and period specified by that Party, referencing the Party as a customer / service provider (as the case may be), provided that no Confidential Information is disclosed by Service Provider in connection with such use without the prior written consent of the Customer;

(b)	must not advertise or issue any information, publication, document or article for publication or media release or other publicity relating to this MSA without the prior written approval of the Party unless disclosure is required by applicable securities laws or stock exchange rules in connection with any offering, listing, or continuous disclosure obligation of , that Party including in any registration statement, prospectus, or exchange filing; and

(c)	must refer any enquiries from the media concerning this MSA immediately to Service Provider.

23.12	Audit: Service Provider may (itself or via its authorised agents) audit the Customer’s compliance with the terms of this MSA (including without limitation its obligations under Clause 4 (Access to the Services), Clause 8 (Usage Guidelines), Clause 13 (Compliance with Laws), and Clause 14 (Service Fees and Payment) and applicable Service Orders. The Customer shall provide reasonable cooperation with such audits as Service Provider may request including without limitation access to Relevant Records. The Parties agree that no Customer Data would be provided to Service Provider for the audit under this Clause 23.12.

23.13	Waiver: No failure or delay by a Party to exercise any right or remedy provided under this MSA or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

23.14	Third party rights: A person who is not a Party to this MSA shall not have any right to enforce any term of this MSA, and this MSA does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce its terms.

23.15	Force Majeure:

(a)	Neither Party is responsible for failing to fulfil its obligations under this MSA (except for payment obligations) due to a Force Majeure Event.

(b)	If a Party suffers or becomes aware that it is reasonably likely to suffer, a Force Majeure Event, then such Party shall notify the other Party as soon as reasonably practicable in writing, specifying reasonable details of the Force Majeure Event and the anticipated impact on the Party’s performance of this MSA. Any dates or times by which each Party is required to render performance under this MSA shall be postponed automatically to the extent that the Party is delayed or prevented from meeting them as a result of a Force Majeure Event.

23.16	Governing Law: The MSA and any Dispute arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) shall be governed and construed in all respects by the laws of Singapore.

23.17	Severability: If any provision or part-provision of this MSA is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable in the relevant jurisdiction. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause shall not affect the validity and enforceability of the rest of this MSA.

23.18	Counterparts: This MSA may be executed in any number of counterparts and electronically, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

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23.19	Governance and Party Representatives: Each Party shall appoint an individual with sufficient skill, knowledge, and experience, and the requisite power and authority to act on behalf of that Party and bind it contractually in respect of all matters relating to this MSA. The Party Representatives shall be those names identified in this Clause 23.19. At regular intervals, as shall be agreed between the Parties, the Parties shall procure that their respective Party Representatives shall manage and oversee, in person or virtually, matters or issues relating to the Services and the performance of the Parties’ obligations under this MSA.

(a)	For all matters arising under this MSA, the Party Representative for Service Provider shall be: Andrew Leece unless otherwise advised by the Service Provider;

(b)	For all matters arising under this MSA, the Party Representative for the First Customer shall be: Piyush Somani;

(c)	For all matters arising under this MSA, the Party Representative for the Second Customer shall be: Piyush Somani;

(d)	For all matters arising under the MSA, the Party Representative for the Parent shall be: Piyush Somani;

Each Party may update from time to time the person nominated as the Party Representative by giving the other Party written notice of such a change. Failure to notify the other Party of such a change shall not render any notice otherwise validly given addressed to the then existing named Party Representative.

23.20	Dispute Resolution and Arbitration: If a Dispute arises, either Party may issue to the other Party a notice setting out the detail and nature of the Dispute (“Notice of Dispute”). The Parties shall meet within thirty (30) days of the Notice of Dispute to resolve the Dispute amicably by discussions between each of the Party Representatives as listed in this MSA.

23.21	If the Parties fail to resolve the Dispute by amicable negotiation within thirty (30) days of the Notice of Dispute, such Dispute shall be escalated to the Parties’ senior management for further negotiations.

23.22	If the Parties fail to resolve the Dispute at senior management level within a further thirty (30) days, then the Parties shall mediate the Dispute, which mediation shall take place within 60 days of the failed senior management level negotiations.

23.23	Any and all Disputes that have not been settled during the mediation shall be finally resolved by final and binding arbitration:

(a)	to be administered by the International Chamber of Commerce (“ICC”) under the ICC Arbitration Rules then in force; and

(b)	there shall be one arbitrator;

(c)	the seat shall be Singapore; and

(d)	the language of the arbitration shall be English.

23.24	Negotiation and mediation as set out in this Clause 23, are conditions precedent to any Party referring the Dispute to arbitration. However, if a Party refuses to negotiate or mediate the Dispute then that condition precedent shall be deemed to have been satisfied, and either Party may proceed to arbitration. Neither Party shall challenge the jurisdiction of the arbitral tribunal where it has procrastinated or refused to negotiate or mediate the Dispute in accordance with this Clause 23.

23.25	Any time period stipulated in this Clause 23 may be reduced for the sole purposes of avoiding the expiration of an applicable statute of limitations in respect of the Dispute.

23.26	Nothing in this Clause 23 shall prevent a Party from applying to the competent courts to seek urgent interlocutory or interim relief.

23.27	Notwithstanding the submission of a Dispute to arbitration or the activation of the dispute resolution procedures set out in this Clause 23, the Parties shall continue to perform their respective obligations under this MSA pending the resolution of any such Dispute.

23.28	Insider Trading. The Customer and any End Customer must not, and must ensure their respective Personnel do not, use any Confidential Information or other non-public information obtained in connection with this Agreement or the Services to deal in, or procure any other person to deal in, any securities of the Service Provider or Service Provider’s Affiliates and must comply with all applicable insider trading laws.

23.29	The obligations in this Clause 23 shall survive the expiry or termination of this MSA for any reason.

(execution page follows)

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IN WITNESS WHEREOF, the Parties and Parent have executed this MSA as an agreement on the date first written:

Signed for and on behalf of SAI AU NO.2 PTY LTD acting by its duly authorised representative

/s/ James Manning
Signature

Name:	James Manning

Title:	CEO

Signed for and on behalf of SAI AU NO.2 PTY LTD acting by its duly authorised representative

/s/ Tim Broadfoot
Signature

Name:	Tim Broadfoot

Title:	CFO

Signed for and on behalf of SPOCHUB SOLUTIONS PRIVATE LIMITED acting by its duly authorised representative

/s/ Pryush Sumani
Signature

Name:	Piyush Somani

Title:	Chairman & Managing Director

Signed for and on behalf of ESDS Cloud FZ-LLC acting by its duly authorised representative

/s/ Pryush Somani
Signature

Name:	Piyush Somani

Title:	CEO

Signed for and on behalf of ESDS Software Solution Limited acting by its duly authorised representative

/s/ Pryush Somani
Signature

Name:	Piyush Somani

Title:	CEO

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SCHEDULE 1 – FORM OF SERVICE ORDER

This Service Order and its Appendices is subject to the terms and conditions of the Master Services Agreement dated [XX] March 2026 between SAI AU NO.2 PTY LTD. (hereafter “Service Provider” or “CSP”), SPOCHUB Solutions Private Limited, ESDS Cloud FZ-LLC (collectively, the “Customer”) and ESDS Software Solutions Ltd, (“Parent”) including its Schedules, Appendices, Annexures, which are incorporated by reference in this Service Order.

Item	Reference	Data
1	Service Order Project	[insert]

2	Service Order Effective Date	[insert]

3	Description	See Appendix B (Statement of Work)

4	Service Order Price	See Appendix A (Pricing)

5	Service Order Service Provider Representative	Attention: [insert] Position: [insert] Title: [insert] Email: [insert]

6	Service Order Customer Representative	Attention: [insert] Position: [insert] Title: [insert] Email: [insert]

7	Target Commencement Date	[insert]

8	Payment of Service Fees and Advances	[insert]

9	Go-Live Date	Testing Period [will/will not] be required. [insert anticipated date for commencement if Testing Period required]

10	Service Order Term	[insert]

11	Parent Support required for Service Order	[Yes/No] [If yes, then choose one or all below

12	Limitation of liability under Service Order

[insert if applicable otherwise insert ‘N/A’]

The total liability of Service Provider under or in connection with this Service Order shall not exceed the amount paid by the Customer to the Service Provider under this Service Order during the twelve (12) months period immediately preceding the first event giving rise to a claim

The total liability of Customer to Service Provider under or in connection with this Service Order shall not exceed the amount paid by the Customer to the Service Provider under this Service Order during the twelve (12) months period immediately preceding the first event giving rise to a claim

13	Minimum Requirements	[specify the requirements that the Customer’s and End Customer’s infrastructure and systems meet]

14	Special Conditions

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Appendices:

Appendix A: Scope and Statement of Work

Appendix B: Pricing and Billing

Appendix C: BOM

Appendix D: Termination Payments

Appendix E: Service Level Agreement (SLA)

Appendix F: Service Description

This Service Order is executed as an agreement by its duly authorised representatives

SERVICE PROVIDER [FULL NAME]	[CUSTOMER NAME]

Name and Title	Name and Title

Date	Date

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SCHEDULE 2

RESERVED

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SCHEDULE 3

SECURITY MEASURES

Description of the technical and organisational security measures implemented by Service Provider:

Human Resources Security

●	Permanent employees, temporary employees, and sub-contractors of Service Provider have signed confidentiality and non-disclosure agreements (or are individually bound by equivalent confidentiality obligations) upon employment or appointment.
●	Security policies and individuals’ responsibilities for good information security are communicated to all relevant personnel and agents upon employment and at other appropriate times (for example once a year).
●	Personnel are informed of information security risks associated with travel and working from remote locations. Such awareness communications address risks such as a) “shoulder surfing”, b) interception of phone conversations made in public places or using cellular transmissions, c) risks from internet cafes and similar non-company computers, d) risks from wireless access and e) keystroke logging. The awareness communications promote Service Provider’s required practices to mitigate such risks.

Access to Facilities

●	Access to offices, and within such offices, to work areas, storage areas and computer rooms is restricted to authorised personnel only through an adequate electronic access control system and security personnel or other dedicated employees (e.g. receptionist). Access after Service Provider’s regular working hours are controlled and monitored by the electronic access control system.
●	Such offices, work areas, storage areas and computer rooms (where information is processed) are equipped with alarms to detect unauthorised access attempts as well as fire, water or other events as appropriate that may render such locations inoperable.
●	Effective access control procedures are in place to a) account for keys, b) remove duplicate access cards and c) remove/disable access cards issued to any departing member of personnel with access to premises and records. Individual cards are deactivated (or locks changed for keys that may have been lost or duplicated) promptly at the end of the individual’s employment or assignment.
●	Access for visitors is subject to procedures that seek to prevent unauthorised access to offices and information.
●	Computer servers (including but not limited to file servers as well as application/database servers and systems management servers) are only installed in dedicated computer rooms that are equipped with access control and climate monitoring (which includes prompt detection and alerting for variations of power, temperature, smoke and humidity).
●	Visitors to computer rooms are accompanied at all times and if appropriate registered before entering such rooms.

Personal Computer Security

●	All laptop and desktop computers have password-protected screensaver software that activates the screensaver automatically after a reasonable period of a powered-on computer becoming idle. Users are not permitted to disable the screensaver software on their computer.
●	Passwords granting access to computers, applications and accounts are not hard coded into any computer or file or transmitted in clear text.
●	Personnel are specifically informed not to write down, share or manually synchronise passwords for accounts that grant access to your network, computers, and applications.
●	Hard disks in laptop and desktop computers are subject to a multiple overwrite process before disposal. Other media potentially containing data are disabled/destroyed or otherwise sufficiently formatted or overwritten to prevent unauthorised data access.

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●	Where a specific laptop or desktop computer is issued to personnel, data on this computer’s hard drive is erased (or if required, saved to an alternative and sufficiently secure electronic storage location, for retention) before this computer is issued to any subsequent user.
●	Personnel are formally instructed to immediately report thefts and other losses of devices/media containing company information (including laptops, mobile phones/PDAs). Any loss/theft of such devices/media is followed with the necessary actions to prevent unauthorised network access (e.g. by removal from Active Directory) and unauthorised disclosure of information (e.g. by executing ‘remote kill’ commands and/or disabling automatic receipt of email).
●	Personnel are informed of policies and expectations regarding use of (non-Service Provider owned) consumer devices (including USB keys, mobile phones, portable hard disks) and internet services (including social networking sites and personal mail/storage sites), to prevent unauthorised disclosure of information. Reasonable measures are in place to enforce (or at least assess compliance with), where practicable, such rules and expectations.

Network and Application Access

●	Documented procedures and access policies are established and communicated to request, approve, administer and review user IDs (also known as “system accounts” or “accounts”) and passwords for network and applications access.
●	Access requests for application/data access are approved at least by the requestor’s supervisor or the application/data owner. Approved access is assigned individually to a person in accordance with that person’s approved job/position responsibilities and considerations regarding segregation of duties.
●	Users with approved network access are assigned an initial default password that cannot be easily guessed and expires within 48 hours following creation. Upon first logon to the network, it is enforced that this initial password is changed.
●	Passwords are required to contain a minimum of eight characters that are not easily guessed. Recommended passwords should meet at least 3 of the following 4 criteria (contain upper case characters, contain lower case characters, contain a mix of numerals and non-alphanumeric characters). Accounts granting access to networks and applications are automatically locked out after a predefined number of unsuccessful logon attempts (ten or less), and such lockouts are investigated before reactivating accounts and/or resetting passwords. Network and application settings are maintained to keep concurrent logon connections to a minimum.
●	Default user IDs and passwords are disabled or changed from their initial values to prevent abuse of default system administrator accounts and features. Workstation administrative passwords are changed at least once per year.
●	Accounts granting access to the network and to applications are regularly reviewed to detect and disable/remove inactive user IDs. User IDs of terminated personnel are disabled on the day of termination. User master files for network and application access are reconciled to lists of departing/departed personnel periodically to ensure unrequired system access has been removed promptly.
●	System access rights (of collaboration / document management systems as well as file servers storing information) are reviewed at least once per year in liaison with application/data owners to validate that all users’ system access permissions are commensurate with approved position responsibilities.

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Backup Management, Disaster Recovery and Continuity Management

●	Back-up jobs, schedules and procedures, including those for storage and recycling of backup media, are organised to facilitate short-term disaster recovery of all data. Data sets on backup tapes are retained not more than 31 days before their recycling for subsequent backups.
●	Data backup media are catalogued and stored in rooms/cabinets that provide fire protection and prevent unauthorised access. Data backup media are subject to secure transport to, and secure storage at, offsite storage locations providing the same protection.
●	Contingency and disaster recovery plans covering computer facilities and critical applications/document repositories are documented, updated, and tested/evaluated on an annual basis.
●	Up-to-date anti-virus software is installed on all servers and workstations connecting to Service Provider’s network. The anti-virus software is configured to identify and remove, disable or quarantine computer viruses automatically, and receives automatic updates (client/engine/pattern file updates) to ensure this capability is maintained on an ongoing basis.
●	Critical security patches (for computer/network operating systems, internet browsers, database software, and graphic software) are reviewed in a timely manner following their release by their respective software vendors and applied to ensure all computers are adequately protected from malicious code.

Change Management

●	Formal change management procedures are documented, communicated and adhered to for the development and maintenance of custom-built computer applications, to ensure sufficient review and approval of software code and system configuration changes and to segregate the ability to modify computer programs and move these into production. Critical applications have separate environments (and appropriately configured access rights) for development/testing/QA and production.

Other Security Matters

●	System administrator and “super-user” privileges to computers (servers and workstations) and application/system management software are limited to a small number of qualified and authorised personnel, in accordance with their approved job responsibilities.
●	Log files recording critical security and system administrator activities (including creation of new users, password resets, changes of access rights, clearance of audit logs) are maintained and independently reviewed on a regular basis.
●	Access to local area networks from value-added networks and the internet is prevented through the use of properly configured firewalls.
●	Remote network access capabilities are provided in a controlled and secure manner to ensure that remote network access only occurs for approved business purposes and by authorised personnel only.
●	Fax cover sheets and emails systematically contain statements advising unintended recipients that the message is private; that unauthorised use, copying or dissemination of the information is prohibited by law; and that the sender must be notified if a message is received in error.
●	Employees are informed that highly confidential data transmissions must be subject to additional data protection measures as Service Provider makes available, (e.g. encryption of e-mail traffic and messages via TLS/secureFTP/HTTPS protocols to protect such communications).
●	A procedure is established and communicated to ensure that significant security incidents (e.g. theft of computers containing client data, outage of computer room) are immediately escalated to appropriate management at Service Provider, for containment and remediation.

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SCHEDULE 5

Acceptable Use Policy – Service Provider Platform and Services

1.	Introduction

This Acceptable Use Policy (“AUP”) outlines the acceptable and prohibited uses of the AI infrastructure and services provided by Service Provider (“Service Provider Platform”). Our goal is to ensure the responsible, legal, and ethical use of our resources, including the Service Provider Platform. All users of our services (including all contracting parties (“Customers”) and each of their respective users (including without limitation Authorised Users) (“Users”) must adhere to this AUP and all Applicable Law, including local regulations of the jurisdiction(s) in which the services are being performed or Service Provider Platform is being accessed, data protection laws, export control laws and sanctions laws. Each of Service Provider’s Customers shall be responsible for compliance with this AUP on its own behalf and by each of its end users from time to time (irrespective of whether such end users’ access or use was specifically authorised or permitted by the Customer).

Customers are responsible for maintaining accurate account and registration details and must not impersonate any person or entity or misrepresent their affiliation with any person or entity. Customers are responsible for safeguarding all credentials used to access the Service Provider Platform and must ensure that such credentials are not shared except with Authorised Users.

This AUP is not exhaustive, and Service Provider reserves its rights to take any action in respect of any matter it considers falls within the scope of this AUP in connection with the use if the Service Provider Platform, regardless of whether the Content or uses are specifically described below.

2.	General Principles

At all times while accessing and using the Service Provider Platform or related services, all Users must:

●	Comply with all applicable local, national, and international laws and regulations, directly or indirectly relating to the access and use of the Service Provider Platform.
●	Use the services and the Service Provider Platform responsibly and ethically, ensuring their activities do not infringe upon the rights or safety of others.
●	Without limiting the foregoing, ensure that their access and use of the Service Provider Platform is at all times in accordance with international laws including but not limited to all applicable data and technology laws and regulations relating to data protection, privacy, online safety, cyber security and international trade compliance.
●	Ensure that their use of the Service Provider Platform does not exceed authorised usage limits, circumvent technical restrictions, or otherwise interfere with the fair use of the Service Provider Platform by other users.

3.	Prohibited Uses

All Users are strictly prohibited from using the Service Provider Platform to promote, undertake, facilitate, aid, abet or conceal any of the following:

3.1	Illegal Activities

●	Engage in activities that are illegal under UK law or applicable international laws, or that are otherwise unlawful, harmful, infringing, offensive, discriminatory or which facilitate illegal activity or depict sexually explicit or obscene Content or cause damage or injury to any person or property.
●	Facilitate or participate in fraud, deception, identity theft, or other forms of criminal activity.
●	Host, share, store, access, use or create Content that violates intellectual property rights of any third party without proper authorisation, including but not limited to any rights in or to copyright, patent, trademark, trade secret, privacy or publicity, and publishing Content intended to assist others in unlawfully circumventing technical measures intended to protect any such rights.

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3.2	Harmful or Malicious Activities

●	Develop, deploy, access (intentionally, knowingly or recklessly), store, distribute or transmit any worms, Trojan horses, malware, timebombs, lock-out features or other ransomware, viruses, phishing, or hacking tools or other similar tools designed for unauthorised access, data theft, or harm to individuals, organisations, or critical infrastructure.
●	Engage in activities that compromise or violate the security, integrity, or availability of Service Provider’s systems, network, or other users’ services, or any other network, computer or communication system, software application, or network or computing device.
●	Conduct distributed denial-of-service (DDoS) attacks, traffic manipulation, or other actions designed to disrupt the availability of networks or services.
●	Create, store, access or disseminate any Content that incites or threatens violence against any person, promotes terrorism, is intended to harass, abuse or invade the privacy of any individual, creates a risk to the physical safety or health of any individual or to public safety or health, or that threatens or encourages harm on the basis of race, ethnicity, national origin, religion, caste, sexual orientation, sex, gender, gender identity, serious disease or disability, or immigration status.
●	Unlawfully sell or distribute any form of controlled substance, including but not limited to any illegal or prescription drugs.
●	Probe, scan, penetrate, or test the vulnerability of the Service Provider Platform, or breach Service Provider’s security or authentication measures, whether by passive or intrusive techniques, or conduct any security or malware research on or using the Service Provider Platform, without Service Provider’s prior written consent.
●	Any other activities or undertakings that cause, or could reasonably be likely to cause, harm to Service Provider’s business, operations or reputation.
●	Use the Service Provider Platform for unauthorised crypto-mining or other activities that unreasonably consume or monopolise computing resources.

3.3	Misuse of AI and Machine Learning

●	Copy, modify, duplicate, create derivative works from, frame, mirror, republish, download, display, transmit or distribute all or any part of the Service Provider Platform without Service Provider’s prior written consent.
●	Reverse compile, disassemble, reverse engineer or otherwise reduce to human-perceivable form all or any part of the Service Provider Platform (including any related object code and source code).
●	Develop or deploy AI models or algorithms for unethical or prohibited purposes and practices, including but not limited to disinformation, manipulation, untargeted facial scraping, work-related emotion recognition, social scoring fraud, criminal profiling, unlawful biometric categorisation, unrestricted mass facial recognition monitoring or automated decision-making without transparency.
●	Train or deploy AI applications designed for surveillance, discrimination, harassment, or violation of privacy rights.
●	Engage in AI development that may contribute to social harm, including but not limited to bias in AI decision-making or reinforcement of stereotypes.

3.4	Sanctions Compliance

●	Conduct transactions (i) with, or on behalf of, sanctioned individuals or entities or (ii) from, through or within any sanctioned territories, or develop applications that would facilitate such transactions.
●	Use Service Provider’s services in a manner that would violate UK or any other applicable sanctions laws and regulations, including attempts to circumvent or evade these restrictions.
●	Engage in any activity that would result in Service Provider being in breach of any UK or other applicable export control or sanctions laws or obligations.

3.5	Violation of Privacy and Data Protection Laws

●	Collect, store, process, disclose or distribute personal data without proper authorisation or in violation of applicable data protection laws, including the UK General Data Protection Regulation (GDPR).
●	Engage in data scraping, profiling, or data mining of private individuals without explicit consent.
●	Process personal data in a manner inconsistent with applicable privacy notices or lawful processing bases required under applicable data protection laws.

3.6	High-Risk AI Activities

Users must not develop, train, deploy or operate any AI model or system using the Service Provider Platform that is designed or reasonably likely to:

●	develop, design, or assist in the development of biological, chemical, nuclear or other weapons;
●	facilitate large-scale cyber intrusion, exploitation of software vulnerabilities, or automated cyber-attacks;

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●	create deceptive synthetic media or deepfakes intended to impersonate individuals or organisations in a fraudulent or harmful manner;
●	enable unlawful surveillance, tracking, or profiling of individuals at scale;
●	otherwise create a material risk of physical harm, unlawful activity, or significant societal harm.
●	Service Provider may suspend or restrict workloads that reasonably appear to involve such activities.

3.7	Infrastructure Abuse

Users must not use the Service Provider Platform in a manner that:

●	unreasonably consumes, monopolises, or degrades shared infrastructure resources;
●	circumvents resource allocation limits, technical restrictions or fair-usage mechanisms implemented by Service Provider;
●	interferes with the performance, reliability, or availability of the Service Provider Platform or services provided to other customers;
●	uses automated scripts, bots, or similar mechanisms to artificially manipulate usage metrics, benchmarking results, or system performance measurements.

4.	Ethical AI Use Guidelines

4.1	Fairness and Transparency

Users shall strive to develop AI systems that are fair, transparent, and accountable. All reasonable commercial efforts should be made to minimise algorithmic bias, and any limitations or potential biases in AI models should be disclosed.

4.2	Data Privacy and Security

Users are expected (and may be legally required) to implement their own data privacy and security measures to safeguard personal information and comply with GDPR and other relevant data protection standards.

4.3	Non-Discrimination and Inclusivity

AI models shall not be used to discriminate against individuals based on protected characteristics such as race, gender, ethnicity, religion, or sexual orientation.

4.4	Responsible AI Deployment

AI applications that interact with end-users shall be designed and implemented to avoid harm. Users must take responsibility for ensuring their AI systems do not deceive, manipulate, or otherwise harm individuals or society.

4.5	Responsibility for AI Outputs

Customers are solely responsible for the outputs generated by any AI systems or models deployed, trained, hosted or operated using the Service Provider Platform, including any decisions, actions or consequences arising from such outputs.

4.6	Training Data Responsibility

Customers are solely responsible for ensuring that any datasets, models, prompts, or other inputs used in connection with the Service Provider Platform:

●	are lawfully obtained and used;
●	do not infringe any intellectual property rights, privacy rights, database rights, or other proprietary rights of any third party;
●	comply with all applicable data protection and privacy laws.

Service Provider does not review, verify or approve training data, datasets, models, or outputs used on the Service Provider Platform and shall have no responsibility or liability for such materials.

5.	Monitoring

The Service Provider Platform and Users’ access and use thereof may be monitored, subject to Applicable Laws, for the purposes of verifying compliance with this AUP.

Service Provider reserves the right, but has no obligation (unless required by Applicable Laws and regulations and/or a lawful and mandatory request from a competent regulatory authority, law enforcement or other public agency), to investigate any suspected breach of this AUP or misuse of the Service Provider Platform by any User, provided Service Provider has actual knowledge or reasonable grounds to justify such investigation. In connection with such investigations, Service Provider may report any activity that it reasonably suspects may violate any law or regulation to appropriate law enforcement officials, regulators, or other appropriate third parties. Such reporting may include disclosing, reviewing and preserving appropriate User information consistent with applicable law. Service Provider may also cooperate with appropriate law enforcement agencies, regulators, or other appropriate third parties to help with the investigation and prosecution of illegal conduct by providing network and systems information related to alleged violations of this AUP.

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Compliance with Law Enforcement Requests. Service Provider may comply with any lawful request, order, or direction from a competent regulatory authority, law enforcement agency, or court requiring the restriction, suspension, disclosure, or removal of content or workloads associated with the Service Provider Platform. Service Provider shall not be liable to any Customer or User for actions taken in good faith to comply with such requests.

6.	Violations of AUP

6.1	Reporting Violations

If any Customer of Service Provider becomes, or should reasonably become, aware of any suspected violation of this AUP, the Customer must promptly notify Service Provider by providing a full explanation of the suspected violation. Service Provider may request further information from the Customer and/or Customer’s assistance to help stop or remedy the violation.

Any person may report suspected violations of this AUP to Service Provider at security@sharonAI.com We will investigate such reports and take appropriate action based on our findings.

6.2	Consequences of Violations

If Service Provider determines, in its good faith discretion, that any User has failed to adhere to this AUP, Service Provider may take any of the following actions:

●	Suspend or terminate access or use by the Customer (and all associated User’s) of the Service Provider Platform and any other services, regardless of whether the violation is committed unintentionally or without the Customer’s permission.
●	Remove, disable access to, or modify any offending Content or resource, as well as intercept or block any traffic to/from such offending Content or resource.
●	Disclose user data (including network and systems information related to such alleged violation) to relevant law enforcement or regulatory authorities, where legally permitted or required to do so.
●	Commence, institute or conduct any legal action deemed appropriate by Service Provider to protect its legitimate interests.

Nothing in this AUP shall be construed as an obligation on Service Provider to take any action within a specified period or with respect to any actual or suspected violation, and Service Provider may exercise its rights in connection with this AUP at any time within its sole discretion.

Service Provider shall not be liable for any loss, damage or liability incurred by the Customer or any User arising from Service Provider exercising its rights under this AUP, including suspension, restriction or termination of access to the Service Provider Platform.

7.	Modifications to AUP

Service Provider reserves the right to modify this AUP at any time. Changes will take effect upon posting an updated version of this AUP on our website or notifying users by email. Continued use of the Service Provider Platform or any related services after any such change shall constitute acceptance by the User of the new terms.

8.	Acknowledgment

By using the Service Provider Platform and Service Provider’s services, Users agree to this AUP and affirm their commitment to ethical, legal, and responsible AI practices.

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Schedule 6

ACCEPTANCE testing

Start of testing certificate

Date: [Insert Date]

Service Provider: [Service Provider Name]

Customer Name: [Customer Name]

Agreement: Master Tech Service’ Agreement

CERTIFICATION

This is to certify that the INSTALLATION STAGE of the above-referenced Master Services Agreement has been COMPLETED and VERIFIED. All hardware procurement, facility preparation, infrastructure installation, and initial diagnostics have been successfully executed in accordance with the specifications outlined in Annexure A (Hardware and Infrastructure Specifications).

[*]

Signatures:

For and on behalf of Vendor:

Authorized Representative

Name:	[Print Name]
Title:	[Title]
Date:

For and on behalf of Client:

Authorized Representative

Name:	[Print Name]
Title:	[Title]
Date:

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Schedule 7

Service Levels and Support Services

Overview

This Service Level Agreement (SLA) outlines our commitment to service availability, response protocols, and customer sole remedies for failure to meet those service levels. It forms part of the contractual agreement between the customer and the service provider.

Uptime Commitment

We are committed to delivering a highly available service with the following objectives:

Monthly Uptime Target: 99.95% for applicable Services - following successful completion of Co-testing and the Services being agreed by the parties to be operating in the live production environment.

Notwithstanding the foregoing or any other provision of the MSA or the relevant Service Order, in each Service Order Year the Service Provider will be entitled to an aggregate of ninety (90) days during which the Service Provider will use reasonable endeavours to meet the 99.95% availability target; however, during such days the Service Levels, Service Credits and any other remedies associated with the 99.95% availability commitment will not apply.

Measurement Method

Uptime is measured at [*] intervals using Sharon AI’s monitoring systems - both internal monitoring tools and external synthetic monitors. “Downtime” means, subject to SLA exclusions, periods during which the applicable Service is unavailable due to SharonAI-controlled failures and unable to process compute requests. Downtime is rounded up to the nearest full minute. For multi-region deployments, uptime is calculated per region. For cluster-based services, uptime is calculated across all nodes in the cluster.

Support Response Targets

We provide tiered response times depending on the urgency of the support request:

TIER	RESPONSE
TIER 1	Critical service disruption: Response within [*] hours (available based on your contracted support level).

TIER 2	Standard operational issues: Response within [*] hours.

TIER 3	Non-Critical Operational Requests: Response within [*] hours.

Response times relate solely to acknowledgement and initial investigation and do not constitute resolution commitments.

Service Credits

If monthly uptime for an affected Service falls below the applicable target, the Customer may be eligible for a service credit against future invoices as follows.

Service Credit Thresholds

Monthly Uptime	Credit (% of affected MONTHLY FEE)
[*]%	[*]%
[*]%	[*]%
Below [*]%	[*]%

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Credit Eligibility

To qualify for Service Credits pursuant to this SLA, the Customer must:

1.	Notify SharonAI of the incident within [*] hours of the downtime.

2.	Submit a written credit request within [*] days of the affected billing period.

3.	Provide reasonable supporting evidence, including logs and timestamps demonstrating the impact.

4.	Maintain account standing, with no overdue balances.

Service Credit Conditions

Service Credits apply only to the affected services for the relevant billing period. The maximum available service credits to Customer in respect of any Service Order in any billing month are capped at [*]% of the monthly Fee payable for the affected Services for that billing month. Unused service credits will expire [*] months after issuance of the respective service credit. Service credits are the sole and exclusive remedy for SLA breaches. Service credits are non-transferable and have no cash value.

Service credits:

1.	are the Customer’s sole and exclusive remedy for SLA failures; and

2.	may not be combined with any other remedy, termination right or damages claim.

SLA Exclusions

Service Levels do not apply to any unavailability, degradation or failure caused by:

1.	Scheduled Maintenance

Including maintenance with at least 48 hours’ prior notice or emergency maintenance requiring immediate action to protect customer services.

2.	External Factors

Issues beyond our network (e.g., third-party services failures, natural disasters, DDoS attacks on customer services, Force Majeure Event(s)).

3.	Customer-Related Issues

Customer-related issues, including:

Customer configurations, , applications, models, code, configurations or datasets;

excessive resource consumption caused by Customer workloads

security incidents originating from Customer environments;

Customer’s breach of the Agreement, Acceptable Use Policy or non-payment.

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4.	Network Security Events

Such as infrastructure-targeted attacks or upstream provider outages outside our system.

5.	Artificial intelligence - related issues

Artificial intelligence model behaviour, inference results, hallucinations, bias or output quality;

6.	Professional Services

Professional Services activities or implementation work.

Service Scope Summary [*]

Incident Management & Communication

INCIDENT	Communication
Service Status	Real-time updates are available via the Customer Access Portal
Incident Alerts	Major incident notifications are provided by email
Post-Incident Reports	A detailed root cause analysis (RCA) will be delivered within 72 hours for major incidents upon written request.

Australia-Specific Commitments & Data Sovereignty

All data is processed and stored in Australian data centres. We adhere to the Australian Notifiable Data Breaches (NDB) scheme and applicable privacy laws.

SLA Modifications

This SLA takes effect upon service activation and remains valid throughout the service agreement term. Notwithstanding the foregoing, SharonAI may update this SLA upon 30 days’ written notice to the Customer.

END OF ANNEXURES

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SERVICE ORDER

This Service Order and its Appendices is subject to the terms and conditions of the Master Services Agreement between Spochub Solutions Pvt Ltd, ESDS Cloud FZ-LLC and ESDS Software solutions Ltd (“Customer”), and SAI AU NO.2 PTY LTD (hereafter “Service Provider) dated 31 March 2026 (“MSA”), including its Schedules, Appendices, Annexures, which are incorporated by reference in this Service Order.

Defined terms used in this Service Order have the same meaning as those in the MSA, unless otherwise defined herein. This Service Order includes the Appendices and attachments specified herein and as attached.

Item	Reference	Data
1.	Service Order Project and number	Service Order No.1

8,208 NVIDIA B300 GPU cluster with 17.83 PB VAST storage

2.	Service Order Effective Date	31 March 2026

3.	Description	See Appendix A (Scope of Work)

4.	Service Order Price	See Appendix B (Pricing and Billing)

5.	Service Order Service Provider Representative	Attention: Linton Burling Title: Chief Revenue Officer Email: Linton.Burling@sharonai.com

6.	Service Order Customer Representative	Attention: Piyush Somani Title: CEO Email: Piyush@esds.co.in

7.	Delivery Date	Subject to the terms of clause 5 of the MSA, 23:59 hrs (AEST / Australian Eastern Standard Time) on 16 September 2026 when the Computing Servers and other part of Cloud Infrastructure is installed and ready for check of the Customer and further testing.

8.	Service Start Date	Subject to the terms of clause 5 of the MSA, Delivery Date + 10-day Co-testing Stage period) or the actual date when the Parties execute Commissioning Certificate.

9.	Grace Period	Notwithstanding anything to the contrary in the MSA or this Service Order, the Parties agree that a period for Co-testing stage is grace period Delivery Date, during which no service fees shall be payable by the Customer under this Service Order.

Grace period terminates with execution of Commissioning Certificate of Computing Services.

10.	Liquidated Damages	1)	Termination Payments payable under this Service Order No 1 shall apply on all GPUs as outlined in Appendix D.

11.	Service Order Term	²	Effective from: Service Order Effective Date.

		²	Service Order Term: 60 months (from Service Start Date) excluding grace periods as set out in Table B of Appendix B for the full 8,208 NVIDIA B300 GPU cluster subject to any earlier termination in accordance with the MSA and this Service Order.

		²	For the purposes of clause 3 of the MSA, the first 60 months (following the grace periods as set out in Table B of Appendix B) constitutes the initial term after which the Service Provider can adjust the Fees.

12.	Limitation of liability under Service Order	In accordance with the terms of the MSA.

13.	Service Levels	Schedule 7 of the MSA (Service Level Agreements) shall apply to any references to the Service Levels in this Service Order.

14.	Service Description	The services to be delivered by the Service Provider are defined in Appendix F.

15.	Dependencies and Delays

The following, and any other actions or tasks that may be notified by Service Provider to Customer in writing from time to time, that are necessary for Service Provider to provide the Services, shall be deemed to be “Dependencies” for which the Customer is responsible for providing and/or complying with (and/or procuring the provision and/or compliance with from any Authorised User) in accordance with Clause 4.9 of the MSA:

Customer to provide:

(a) BGP Autonomous System Number

(b) any RIPE IP address space required.

(c) Technical / Incident Contact details

In the event that the Customer fails to provide and/or comply with any Dependency (and/or fails to procure the provision and/or compliance by any Authorised User with any Dependency), (a “Dependency Failure”) and this results in Service Provider failing to hit any milestone, Service Levels and/or complying with any obligation under the MSA and/or this Service Order then Service Provider shall not be regarded as being in breach of any such milestone, Service Level and/or obligation. Where Service Provider incurs incremental costs and expenses as a result of any such Dependency Failure then those costs shall be borne by Customer.

16.	Special Conditions	1.	The Customer acknowledges that it has no right to terminate this Service Order during the first thirty-six (36) months of the Service Order Initial Term (Minimum Term) other than in accordance with clause 22.2 of the MSA. At the end of the Minimum Term the Customer may terminate this Service Order for convenience, provided that:

A.	the Customer must provide the Service Provider with no less than six (6) months written notice; and

B.	the Customer must pay, within thirty (30) days of the issue or such termination notice, the amounts set out in Appendix D (Termination Payments).

For the avoidance of doubt, the foregoing notice of termination for convenience may only be given after expiry of the Minimum Term and the Service Order will continue during the applicable notice period.

Notwithstanding any other provision of this Service Order or the Master Services Agreement, if the Customer purports to terminate the Service Order prior to the expiration of the Minimum Term for any reason other than pursuant to clause 22.2 of the MSA, such action will constitute a termination in breach of this agreement, and the Customer shall be liable to pay, within thirty (30) days of termination the amounts set out in Appendix D (Termination Payments) without prejudice to any other rights or remedies of the Service Provider.

2.	If the Customer wishes to extend the term of this Service Order for further 2 years, the Customer must notify the Service Provider in writing during year 4 of the Service Order Term. Following such notice, the parties will negotiate in good faith the terms of the extension, including any adjustments to Fees and other relevant commercial or technical terms.

3.	Infrastructure Dependencies and Usage Requirements

(a) The Service Provider may suspend or restrict the Services (in whole or in part) to the extent reasonably required to comply with any requirement, limitation or direction of an upstream data centre operator.

(b) The Customer must not exceed any allocated capacity (including power, compute, storage or network capacity) or otherwise create any imbalance, interference or disruption to the Services or underlying infrastructure.

(c) The Customer is liable for, and must pay on demand, any additional charges, costs or liabilities incurred by the Service Provider arising from a breach of this clause, including any excess usage charges or charges imposed by upstream providers.

4.	Security

4.1 Letter of Credit and Interim Security

(a) The Customer must provide the security specified in this Service Order in the form and by the times set out in this clause 4, Appendix G and Appendix H.

(b) As an interim measure pending provision of the Letter of Credit required under clause 4.2 (Main Security), the Customer must provide interim security in accordance with Appendix G and Appendix H by no later than seven (7) business days from Service Order Execution Date. (Interim Security).

(c) The Customer acknowledges that the Interim Security is temporary credit support only and does not satisfy the Customer’s obligation to provide the Main Security under clause 4.2.

4.2 Main Security

(a) The Customer must procure and deliver to the Service Provider, by no later than 15 May 2026, a letter of credit (LC#1, LC#2 and LC#3) or bank guarantee, in favour of the Service Provider, issued by a financial institution, and reasonably acceptable to the Service Provider.

(b) The Main Security must:

(i) be in an amount specified in Appendix G, as adjusted from time to time under clause 4.3;

(ii) be payable on demand;

(iii) be in form and substance reasonably satisfactory to the Service Provider;

(iv) remain valid for the period reasonably required by the Service Provider, including any required renewal or replacement period; and

(v) otherwise comply with any requirements notified by the Service Provider acting reasonably in relation to its form, issuer and terms.

(c) The Service Provider may approve or reject the proposed form, issuer and terms of the Main Security, acting reasonably.

4.3 Adjustment of Main Security Amount

(a) The amount of the Main Security may be increased, reduced, replaced or otherwise adjusted by the Service Provider from time to time to reflect:

(i) the remaining contract value under this Service Order;

(ii) the Service Provider’s exposure in respect of termination payments or other amounts payable under this Service Order or the MSA;

(iii) any adjustment to Fees under this Service Order or the MSA; and

(iv) any other change in the commercial exposure of the Service Provider under this Service Order.

(b) The Customer must, within 10 Business Days after request by the Service Provider, procure any amendment, replacement or top-up of the Main Security required by the Service Provider under clause 4.3(a).

4.4 Failure to Provide or Maintain Security

(a) If the Customer fails to:

(i) provide the Interim Security in accordance with clause 4.1;

(ii) provide the Main Security in accordance with clause 4.2; or

(iii) maintain, renew, replace or top-up the Main Security in accordance with this clause 4,

then, without limiting any other rights of the Service Provider, the Service Provider may:

(A) suspend performance of the Services;

(B) delay any Delivery Date or Service Start Date;

(C) draw on, apply or retain the Interim Security, or if the Interim Security has been replaced with the Main Security, the Main Security;

(D) re-price this Service Order; and/or

(E) treat such failure as a material breach of this Service Order.

4.5 Recourse to Security

(a) The Service Provider may have recourse to the Interim Security or may draw down under the Main Security at any time the Service Provider is entitled to do so under this Service Order, the MSA or the terms of the relevant security instrument. For the avoidance of any doubt (and without limiting the Service Provider’s rights to retain Main Security (once provided) pursuant to relevant provisions of the MSA and Annexure D), the Customer acknowledges and agrees that if the parties will not to proceed with this Service Order for any reason (including following any re-price under clause 4.4(a)(D)) or a failure by the Customer to provide the Main Security in accordance with terms of this Service Order, the Service Provider will be entitled to immediately have recourse to and retain the Interim Security (USD 21M (or any higher amount as may be agreed in writing between the parties)) as a genuine pre-estimate of loss, without the need to prove actual loss, subject only to any mandatory requirements of applicable law and the Customer irrevocably waives any right to challenge or seek recovery of such amount.

(b) Without limitation, the Service Provider may have recourse to the Interim Security or draw down under the Main Security where:

(i) any amount payable by the Customer under this Service Order or the MSA is due and unpaid;

(ii) the Customer breaches this Service Order or the MSA;

(iii) this Service Order is terminated as a result of the Customer’s breach or default;

(iv) the Customer suffers, or the Service Provider reasonably considers that the Customer is likely to suffer, an Insolvency Event; or

(v) the Service Provider is otherwise entitled to payment, compensation, indemnity, damages, costs or loss from the Customer under this Service Order or the MSA or otherwise has a bona fide claim against the Customer;

(c) The Customer must not seek to restrain, enjoin or otherwise delay any recourse to the Interim Security or any drawdown under the Main Security, except in the case of manifest fraud.

4.6 Release of Interim Security

Subject to clause 4.5 and provided the Service Provider has received the Main Security in compliance with clause 4.2, the Service Provider must release or refund the Interim Security in accordance with Appendix G and/or Appendix H.

5. Financing and KYC Information

The Customer acknowledges that it is reasonable for the Service Provider and its Affiliates to require information under this clause to obtain or maintain debt financing, including for KYC and similar regulatory requirements. As a condition of entering into a Service Order, the Service Provider may request, and the Customer must provide, information reasonably required for that purpose, including: (a) corporate structure and group position of the Customer Entity; (b) pricing and cost of finance; (c) information relating to the Customer’s end customer (including identity); (d) details of any corporate guarantees or credit support arrangements; (e) key contractual terms relevant to revenue stability (including payment terms, term and termination rights); (f) financing arrangements relevant to receivables, step-in rights or revenue flows; (g) financial modelling relating to utilisation of the services; (h) whether receivables are pledged and any priority arrangements; and (i) periodic financial information, and any other information reasonably requested for that purpose (including to satisfy KYC or other regulatory requirements of financiers). The Service Provider may disclose such information to its financiers or prospective financiers subject to confidentiality obligations.

6. The Customer acknowledges that its issuing bank (the “Issuing Bank”) may require one or more amendments, modifications or supplements to this Agreement as a condition precedent to the issuance of the Letter of Credit in favor of the Service Provider.

In the event the Issuing Bank requires any such amendment, modification or supplement, Service Provider shall have the sole and exclusive discretion, acting reasonably, to approve, consent to, or reject any proposed change. Service Provider shall not unreasonably withhold, condition or delay its consent to any amendment, modification or supplement that does not materially alter or change the terms, conditions, rights or obligations of the parties under this Agreement or the transactions contemplated hereby.

For the avoidance of doubt, no amendment, modification or supplement shall be effective unless and until it is documented in a written instrument executed by both parties and Service Provider has given its prior written consent in accordance with this Section.

Nothing in this Condition shall be construed to require Service Provider to consent to any change that would materially and adversely affect Service Provider’s rights, increase Service Provider’s obligations, or otherwise materially change the commercial terms of this Agreement.

7. Foreign Exchange Approvals and Regulatory Compliance Warranty

The Customer represents, warrants and covenants that:

(a) it has obtained, and shall maintain throughout the term of this Agreement, all approvals, permissions, licences and authorisations required under applicable Indian law to make payments and remittances, including in foreign currency, to the Service Provider, including without limitation any approvals required under the Foreign Exchange Management Act, 1999 (“FEMA”) and the rules, regulations and directions issued thereunder by the Reserve Bank of India (“RBI”);

(b) all payments and remittances to be made by the Customer under this Agreement are valid current account transactions and are freely permissible without any prior approval of the RBI, under the applicable RBI regulations, including the Foreign Exchange Management (Current Account Transactions) Rules, 2000, or any successor regulations, and any RBI Master Directions applicable to such transactions, and are not subject to any restriction, condition or limitation that would delay or prevent payment;

(c) where required, the Customer has submitted or shall submit all necessary declarations, filings or forms (including Form 15CA and Form 15CB under the Indian Income Tax Act, 1961) to the relevant Indian tax and regulatory authorities and authorised dealer bank(s) prior to effecting any remittance under this Agreement, and shall provide copies and evidence of submission upon request;

(d) no regulatory, governmental or other approval, consent or authorisation is outstanding or pending that would prevent, delay or restrict the Customer from making any payment or remittance due under this Agreement, and no authorised dealer bank or intermediary is entitled to withhold, delay or refuse any remittance where the Customer has complied with applicable law;

(e) the Customer shall promptly notify the Service Provider in writing if any approval, authorisation, consent or permission referred to in this clause is withdrawn, revoked, amended or otherwise ceases to be in full force and effect, and shall take all necessary steps to obtain any replacement or substitute approval as soon as practicable; and

(f) all payments under this Agreement shall be made in full, free and clear of any set-off, counterclaim, deduction or withholding (except as required by law), and the Customer shall be solely responsible for compliance with all foreign exchange, tax and regulatory requirements in India.

Indemnity: The Customer shall indemnify, defend and hold harmless the Service Provider from and against any losses, costs, claims, penalties or liabilities arising from or in connection with: (i) any breach of the representations, warranties and covenants set out in this clause; or (ii) any failure or delay in payment due to the Customer’s failure to obtain or maintain the required approvals or comply with applicable Indian law, including foreign exchange regulations or Customer’s non-compliance with applicable Indian law (including FEMA, RBI regulations or tax requirements), including any refusal, delay or objection by any authorised dealer bank or regulatory authority, and such amounts shall be payable on demand and not subject to any limitation of liability under this Agreement.

Payment certainty and fallback: The Customer’s obligation to pay all amounts due under this Agreement is absolute and unconditional and constitutes a separate and independent debt obligation, and is not affected by any foreign exchange restriction, banking process, regulatory requirement or delay. The Customer waives any right to withhold, defer or delay payment for any reason (including any failure or refusal by an authorised dealer bank or regulatory authority), except to the extent prohibited by law. If, for any reason, the Customer is unable to remit payment through its authorised dealer bank in India, the Customer must promptly procure that payment is made by an alternative lawful method (including through an affiliate, offshore account or other permitted mechanism) so that the Service Provider receives the full amount due by the due date.

Appendices:

Appendix A: Scope and Statement of Work

Appendix B: Pricing and Billing

Appendix C: BOM

Appendix D: Termination Payments

Appendix E: Service Level Agreement (SLA)

Appendix F: Service Description

Appendix G: Security

Appendix H: Security over Pledged UAE Bank Account

Appendix A: Scope and Statement of Work (including all deliverables)

1.	Purpose

This Statement of Work (SOW) defines the scope, objectives, responsibilities, and acceptance criteria for the provision of onsite services for this Project by Service Provider and its subcontractor, Dell Inc.

Service Provider agrees to ensure that the requirements of this Appendix are flowed down to Dell Inc in its subcontract with the Service Provider.

2.	Service Provider to deliver a complete, installed, and operational GPU rack solution in accordance with the Bill of Materials (BOM) set out in Appendix C of this Service Order, to meet the Customer’s technical and operational requirements, being:

(a)	provide high-performance managed GPU compute and storage services consisting of;

a.	8,208 NVIDIA B300 GPUs deployed using NVIDIA’s NCP Reference Architecture

b.	5 PB VAST High Performance and 12.83 PB VAST Object Storage;

c.	Highly available front-end firewalls (Fortinet FG-4200) capable of 100Gbps throughput, licensed with Hyperscale features; and

d.	OOB Management connectivity

together referred to as the Project.

3.	Scope of Work

Service Provider, by its subcontract with [*] will provide preconfigured rack systems, ship them to the designated installation site, and perform onsite installation, integration, and verification. Service Provider will also provide site readiness, access, and necessary infrastructure for installation.

4.	Responsibilities

4.1	Service Provider’s Responsibilities are to:

(a)	provide technical requirements and designate a project team; and

(b)	provide required documentation (site survey, data center layout, naming conventions).

4.2	Service Provider shall ensure that its subcontract with [*] provides for [*] to:

(a)	provide and ship preconfigured racks to the installation site;

(b)	perform onsite installation and solution bring-up;

(c)	provide installation documentation (rack elevations, port mapping, cabling layout); and

(d)	coordinate deliveries and handle unpacking and disposal of shipping materials.

5.	Schedule & Work Hours

Onsite activities will be performed Monday to Friday during 08:00hrs to 17:00hrs local time in Sydney, Australia, unless otherwise agreed in writing. Any weekend, after hour or public holiday work must be agreed upon and documented through a change order.

6.	Change Control & Exclusions

6.1	Subject to 6.2, any change in Scope, schedule, or deliverables in this Service Order must be documented and agreed upon by both Parties in writing.

6.2	To the extent the following activities are required, Service Provider may make the necessary changes to the Scope, schedule or deliverables in this Service Order without agreement of the Customer:

(a) main power/water connections to facility infrastructure, application installation, and any task not explicitly stated in this Service Order but necessary to provide the Services; and

(b) where Service Provider needs to undertake any repair, upgrade, routine or emergency maintenance work on or in relation to the Infrastructure or other activity in the ordinary course of business and provision of the Services, and in such cases (except for emergencies) Service Provider shall give the Customer reasonable prior written notice, where reasonably practicable in each case, before Service Provider (or its appointed subcontractor) undertakes the activity.

7.	Acceptance Criteria

7.1	The project will be considered complete when:

(a)	All equipment in the agreed BOM is installed and operational.
(b)	All equipment passes power-on self-tests (POST) and diagnostics; and
(c)	Computing Servers pass cluster-level tests as per the agreed validation procedure.
(d)	All equipment passes the tests of the Customer described below

7.2	The Customer will do the tests and Service Provider shall provide reasonable support to Customer during testing, including technical assistance, access to relevant systems, and prompt resolution of any issues identified.

7.3	Customer shall execute the Start of Testing Certificate in the form set out in MSA within 5 business days of commencement of Co-testing Stage. Customer shall notify Service Provider in writing of any failures to meet the acceptance criteria set out in Section 7.1 within 5 business days of discovery.

7.4	Following successful completion of testing and satisfaction of all acceptance criteria set out in Section 7.1, the Parties shall execute the Acceptance Certificate in the form set out in Appendix F.

Appendix B: Pricing and Billing

Total Amount Payable for Computing Services for entire term of the service order, inclusive of all taxes and exclusive of any Early Access, amounts to USD. The Total Amount Payable is calculated with the clause 5.1 and 5.3 of the MSA and based on a maximum load plan and on the following parameters:

Cost for	Per Unit	Per Quarter	Amount (USD) – 60 months
Quantity of GPU (8,208) ($3.30 per GPU hour)	$27,086.40	$59,359,845.60	$1,187,196,912
Performance (Hot) VAST Storage 17.83 PB ([*] per TB month)	$547,737.60	$1,643,212.80	$32,864,256
Management nodes (included)
Fortinet Firewall (Fortinet FG-4200) ([*] per GPU hour)	$22.47	$49,070.97	$981,419.49
Backup Node (infra only – included)
Support Platform incl licensing ([*] per GPU hour)	$985	$2,158,627.50	$43,172,550
TOTAL AMOUNT			$1,264,215,137.49

The Fees are as set out below and shall be invoiced in accordance with Table A.

Table A: Payment Fees schedule

Event / Timeline	LC/BG/Source	Amount (USD)	Period	Cumulative (USD)
By 15 May 2026	[*]	63,210,756.87	Security	63,210,756.87
By 15 May 2026	[*]	13,578,486.26		76,789,243.12
By 15 May 2026	[*]	63,210,756.87	Security	140,000,000
Month 1 (30 days post Start Service date)	[*]	63,210,756.87	Month 1-3
Months 4 to 32	Monthly payments	21,070,252.29 x 29	Months 4-32
Month 33	[*]	13,578,486.25	Month 33
Month 33	[*]	7,491,766.13	Month 33
Months 34 to 36	[*]	63,210,756.87	Months 34-36
Months 37 – 60	Monthly payments	21,070,252.29 x 24	Months 37-60
TOTAL		USD 1,264,215,137.49

Payment terms: invoiced monthly in advance, payable within thirty (30) days from the date of invoice.

For the purposes of this Service Order:

a.	“Bill of Materials” or “BOM” means all materials and equipment required in connection with the provision of the Services and the Infrastructure and/or as set out in this Service Order including without limitation Appendix A (Scope and Statement of Work), Paragraph 4 of this Appendix B (Pricing and Billing) and Appendix C (BOM).

b.	Any adjustment to the Fee made by the Service Provider under clause 6.2 of the MSA due to an increase to the electricity input costs will be applied to the GPU hourly rates set out in this Service Order, on a proportionate basis reflecting the increase in electricity input costs.

Customer Tools and Platform

The Customer acknowledges that the Service Provider’s Services are provided through the Service Provider’s standard pre-configured platform and GPU orchestration portal. The Customer further acknowledges that it is unable to deploy or operate its own personnel or infrastructure in Australia and will access and manage the Services through the Service Provider’s platform.

If the Customer requests the use, integration or support of Customer-provided tools, software or orchestration systems, the Service Provider may require reasonable technical, operational and security due diligence prior to enabling such integration. The Service Provider may also impose reasonable technical conditions or limitations to ensure compatibility, security and operational integrity of the Services.

For clarity and without limiting the generality of the terms of the MSA relating to the Additional Fees, any work, configuration, integration, support, testing or modifications required to enable or support the use of such Customer tools will incur Additional Fees, which will be payable by the Customer.

Tax

Notwithstanding any other term of the MSA and this Service Order, the Parties agree to use reasonable endeavours to eliminate (and, where not possible, mitigate) any withholding tax risk and/or permanent establishment exposure for Service Provider in respect of India.

Appendix C: BOM

The Parties agree that this Bill of Materials is subject to adjustments consequent upon requirements of the OEM / Manufacturer’s cluster design. In the event there are such adjustments to the materials set out in this BOM, then the Parties agree that adjustments shall be agreed and documented in an amendment agreement.

As of 23 March 2026, the following BOM is included: [*]

This BOM will be validated by [*] and [*] prior to ordering. The Customer will be provided the consolidated and validated BOM for their review.

Appendix D:

Termination Payments

1.	Without prejudice to the Parties’ rights and remedies in the MSA, the following termination payments shall apply:

a.	in the case of termination by Service Provider for cause pursuant to clause 22.3 of the MSA or for if the Customer purports to terminate this Service Order during the Service Order Initial Term (including during any applicable grace period set out in Table B of Appendix B and the 60 months period immediately following such grace period) for any reason other than under clause 22.2, Customer shall make payments as set out under Table A below; and
b.	in the case of termination by Customer for cause pursuant to clause 22.2 of the MSA, Service Provider shall make payments as set out under Table B below.

2.	Any delay in payments pursuant to the tables below beyond the timeframe provided for such payment in the MSA shall, without prejudice to the Customer’s rights under applicable law and this Agreement, be subject to interest at the Interest Rate until the overdue amount has been paid in full.

3.	Non-Standard Hardware means the Fortinet Firewall (Fortinet FG-4200) referred in Appendix B, Table A

4.	In the event that Service Start Date is earlier than anticipated then the Parties shall adjust all subsequent dates in this Service Order accordingly.

The Parties agree that the sums set out below represent a genuine pre-estimate of loss calculated at the time the MSA is entered into.

Table A: Termination Payments by Customer

Period	Termination payments on Customer
Before Service Start Date	[*] will be forfeited and retained by Service Provider
After Service Start Date, during the Minimum Term	[*] of the agreed entire total contract value minus payments to date of termination.
After the Minimum Term, with 6 months’ notice	[*] of remaining contract value plus Non-Standard Hardware remaining value paid in full
Year 6 & 7 (if extended)	To be agreed if extended

Table B: Termination Payments by Service Provider

Termination Timeline	Termination Payment on Service Provider
Any	[*]

Appendix E – Service Level Agreement

As per Schedule 7 of the MSA.

Appendix F:

SERVICE DESCRIPTION

Part 1 – Service Summary

The following services will be delivered by the Service Provider as part of this Service Order:

Service Element	Service Provision
Service Type	Bare Metal
Cooling	Liquid
Architecture	Blackwell - HGX B300
Resiliency	SLA 99.95% - Yearly
Remote Hands	Required
Connectivity	Not in scope of this Service Order
Connectivity - Resiliency	Not in scope of this Service Order
Connectivity - Speed	100G
Connectivity - IP	Service Provider Addressing
Timing Service	Not Required
Infrastructure Procurement	Service Provider-defined / Service Provider Owned
Firewall Delivery Model	Dedicated Firewall HW
Firewall Service	Hands-Off
Network Service	Hands-Off
Compute Service	HW Only Monitored & Managed
Storage Type	Dedicated Platform
Storage Service	Customer-Managed
OOB Type	Managed

Part 2 – Service Descriptions

Service Type
Bare Metal	The Service Provider will provision hardware and will monitor and manage hardware failures. Customer will be provided OOB access to compute nodes and is responsible for the OS upwards. Customers will also be provided access to a number of control-plane servers for management.
Cooling Requirement
Liquid	Direct liquid-to-liquid cooling between rack systems and facility systems
GPU Architecture
Blackwell - HGX B300	Air or Liquid Cooled HGX B300 with Intel or AMD
Hardware Availability
SLA 99.95% - Yearly	SLA - 4h 23m of allowed downtime per annum
Remote Hands
Required	The Service Provider will provide on-demand on-premises engineering resources
Connectivity - Responsibility
Service Provider Responsible	Not provided within this Service Order scope
Connectivity - Resiliency
Diverse Carriers / Diverse Connections	The Service Provider will provide two diverse connections from diverse carriers.
Connectivity - Speed
100G	Not provided within this Service Order scope
Connectivity - IP Layer / Network Layer
Service Provider Addressing	Not provided within this Service Order scope
Timing Service (PTP / NTP)
Not Required	The Service Provider will not provide a GPS service and the customer does not required on-premise timing equipment
Infrastructure Procurement
Service Provider-defined / Service Provider Owned	The customer will utilised Service Provider-defined and owned infrastructure. The Service Provider will deploy the relevant vendor reference architecture according to GPU type.
Firewalls – Delivery Model
Dedicated Firewall HW	The Service Provider will provision a dedicated HW platform for the customer.
Firewalls - Service
Hands-Off	The Customer will be wholly responsible for managing and maintaining firewalls, including change and configuration management.
Network - Service
Hands-Off	The Customer is responsible for managing and maintaining the network elements (switching) including firmware updates and network element security. Service Provider will provide ports to enable access to high-performance storage and control-plane servers.
Compute - Service
HW Only Monitored & Managed	The Service Provider will monitor the hardware for faults and implement fixes with notification to the customer.
Storage Provision
Dedicated Platform	The Service Provider will deploy a dedicated storage solution for the Customer. The Customer takes responsibility for ensuring platform software is updated and the platform is secured.
Storage - Operational Model
Customer-Managed	(Shared Platform / Dedicated Platform) The Service Provider will monitor the storage solution but the Customer will be responsible for management and configuration control.
OOB - Operational Model
Managed	The Service Provider will provide credentials to a shared OOB platform and OOB connectivity to hosts

Appendix G:

Security

In consideration of the Service Provider agreeing to provide the services set out in the SO and the MSA to the Customers as set out above, each Customer on a joint and several basis agrees to provide in favour of the Service Provider the Main Security and the Interim Security set out in this Appendix G and Appendix H and in such form and amount as the Service Provider shall require.

Main Security

Letter of Credit: one hundred and forty million US dollars (USD $140M) as may be adjusted from time to time in accordance with clause 4 of the Special Conditions.

Interim Security

The Interim Security of not less than USD $21 million must be delivered to Service Provider by no later than seven (7) business days from Service Order Effective Date.

The Interim Security referred to in clause 4 of the Special Conditions may be provided in one of the following forms, subject to the Service Provider’s prior written approval:

Option 1:	Escrow Arrangement

Deposit of the agreed interim amount of USD $21M into an escrow account with an escrow agent and on terms acceptable to the Service Provider.

Option 2:	Deposit

Payment of the agreed interim amount of USD $21M directly to the Service Provider, including in cash, USDT or such other form as the Service Provider may approve in writing. In the case of deposit, Service Provider agrees to fully refund the deposit amount to Customer on receipt of the Letter of Credit in clause 4.2.

Options 3:	Account security pledge

A grant by the Customer to the Service Provider within seven (7) business days of this Service Order Effective Date of a first-ranking security right over the Customer’s bank account for the amount of USD $21M on the terms of Annexure H.

Options 4:	Other forms of security

Other forms of security (including a bank guarantee or fixed deposit pledge) may be accepted, provided they comply with the requirements of clause 4 of the Special Conditions, are on terms reasonably acceptable to the Service Provider, and are received by the Service Provider no later than seven (7) business day of this Service Order Effective Date.

Form and Control

Any Interim Security must be provided:

(a) on terms that give the Service Provider effective control and ability to access or apply the Interim Security; and

(b) in form and substance acceptable to the Service Provider, acting reasonably.

Transition to Letter of Credit

The Interim Security may be:

(a) replaced by the Letter of Credit pursuant to in clause 4 of the Special Conditions; or

(b) increased, amended or converted into the Letter of Credit,

in each case in accordance with clause 4 of the Special Conditions.

Appendix H

Security over Pledged UAE Bank Account

By (i) a service order and its Appendices (the “SO”) and (ii) a the Master Services Agreement between Spochub Solutions Pvt Ltd, ESDS Cloud FZ-LLC and ESDS Software solutions Ltd and SAI AU NO.2 PTY LTD dated 31 March 2026 (the “MSA”) the parties have agreed that ESDS Cloud FZ-LLC (“Security Provider”) and SAI AU NO.2 PTY LTD (the “Service Provider”) shall enter into this account security pledge in respect of the Pledged Account.

Defined expressions in the SO shall have the same meanings when used in this Agreement unless the context otherwise requires. References to the “Customer” in this Agreement include the Security Provider to the extent necessary to ensure the validity, perfection or enforceability of any Security created under this Agreement, and any such obligation is to be performed by the Security Provider to that extent.

Customer hereby grants to the Service Provider a first-ranking security right (by way of pledge/mortgage) over all present and future credit balances, funds, deposits, and all rights, title and interest in and to the following bank account maintained with a UAE-licensed financial institution (the “Pledged Account”) which must at all times maintain a minimum credit balance of not less than twenty-one million US dollars (USD 21M) (or such higher amount as may be agreed in writing between the parties):

a)	Bank:	Emirates NBD (“the Bank”);
b)	Account Holder:	ESDS Cloud FZ-LLC;
c)	Account Number / IBAN:	[*];
d)	Currency:	USD;
e)	BIC Code:	[*];

Any other identifying details: Call Account.

The Customer assigns to the Service Provider absolutely all of the Customer’s right, title and interest, present or future, in the Pledged Account and the amount for the time being standing to the credit of the Pledged Account.

The Customer covenants with the Service Provider to observe and perform all its obligations to the Service Provider under the SO and MSA.

The Agreement is created and governed by Federal Law No. 4 of 2020 on Securing Rights over Moveable Assets (as amended) (the “Movables Security Law”) and covers all fluctuating credit balances and future deposits into the Pledged Account.

The Customer acknowledge and confirm that:

1.	the description of the Pledged Account set out in this Agreement to be adequate for all purposes under the Movables Security Law and further agrees that it will not contend to the contrary under any circumstances;

2.	the terms of this Agreement, and the assignment effected, and security created, by it apply to the Pledged Account in existence at the date of this Agreement and which come into existence during the Service Order Term; and

3.	it will not at any time, in any manner, seek to rely on the non-existence of any part of the credit balance as at the date of this Agreement as releasing the Customer from the performance, in whole or in part, of any of its liabilities or obligations arising under this Agreement.

This Agreement shall remain in force until the end of the Service Order Term as a continuing security and, in particular:

1.	the security created by this Agreement and the rights of the Service Provider under this Agreement, are only capable of being extinguished, limited or otherwise adversely affected by an express and specific term in a document signed by or on behalf of the Service Provider;

2.	no failure or delay by or on behalf of the Service Provider to enforce or exercise any security or a right of the Service Provider under this Agreement shall preclude or stop the Service Provider (either permanently or temporarily) from enforcing or exercising it.

This Agreement is in addition to and is not in any way prejudiced by, and shall not prejudice any other security as set out or in connection with the SO and MSA.

Control Mechanisms (Perfection and Enforcement under UAE Law)

To perfect the security right and make it enforceable against ESDS Cloud FZ-LLC, third parties and the Bank, ESDS Cloud FZ-LLC shall, at its sole cost and expense and within 5 Business Days of the date of this Agreement (or such later period as the Service Provider may permit in writing):

1.	Execute (and procure that the Bank executes) a tripartite Account Control Agreement (in form and substance satisfactory to Service Provider) between ESDS Cloud FZ-LLC, Service Provider and the Bank. The Account Control Agreement shall expressly provide that:

a)	the Bank will follow Service Provider’s written instructions (without further consent from ESDS Cloud FZ-LLC) regarding any withdrawal, transfer, payment or set-off from the Pledged Account;

b)	no withdrawals, transfers or debits may be made from the Pledged Account without Service Provider’s prior written consent;

c)	the Bank will immediately notify Service Provider of any attempt by ESDS Cloud FZ-LLC (or any other person) to withdraw or transfer funds, or of any attachment, freezing order or other claim affecting the Pledged Account;

d)	the Bank will provide Service Provider with copies of all account statements and transaction reports on a real-time basis (view only access online);

e)	on the occurrence of a Recourse to Security event (as set out in paragraph 4.5 of the SO Special Conditions), the Bank will, upon Service Provider’s first written demand, pay the entire credit balance of the Pledged Account directly to Service Provider or as Service Provider may direct; and

f)	the Bank waives any right of set-off or lien it may have in respect of the Pledged Account (except for ordinary banking charges and fees).

2.	Deliver to Service Provider a written acknowledgment from the Bank confirming

a)	the pledge referred to in this Agreement;

b)	the existence and details of the Pledged Account, and

c)	that the bank will comply with the control mechanisms set out above.

3.	Register (or procure the registration of) the security right over the Pledged Account in the Emirates Integrated Registries Company (or any successor register maintained pursuant to the Movables Security Law) in the name of Service Provider as secured party, and provide Service Provider with evidence of such registration.

Until the security right is fully perfected in accordance with the above, ESDS Cloud FZ-LLC shall (i) maintain the Pledged Account in a blocked or restricted status (no withdrawals permitted without Service Provider’s consent) and (ii) shall not, and shall procure that no other person, bank or creditor shall, deal with, withdraw from or encumber the Pledged Account in any way.

The Customer expressly agrees that, to the extent legally permissible it waives:

1.	any right of objection to registration of the security created by this Agreement on the register created pursuant to the Movables Security Law (the “Secured Transactions Register”);

2.	any right it may have to claim indemnification from the Service Provider under Article 16(3) of the Movables Security Law for any failure by the Service Provider to strike off the registration in the Secured Transactions Register of the Security created pursuant to this Agreement within the 5 business day time limit mentioned in Article 16(2) of the Movables Security Law;

3.	any right it may have to claim indemnification from the Service Provider under Article 40 of the Movables Security Law; and

4.	any right of termination, release or abatement of the registration in the Secured Transactions Register of the Security created pursuant to this Agreement that The Customer may have under Article 16 of the Movables Security Law and Article 17 of the Secured Transactions Executive Regulations (as set out in Cabinet Decision No. 29 of 2021 Issuing the Executive Regulations of Federal Law No. (4) of 2020 Securing Rights Moveable Assets (as amended by Cabinet Decision No. 129 of 2023)).

Enforcement

Upon the occurrence of a Recourse to Security event (as set out in paragraph 4.5 of the SO Special Conditions), the Service Provider may (without prejudice to any other rights under this Agreement or the Movables Security Law or whether a notice has been served by the Service Provider) enforce the pledge by:

a)	withdrawing all or any part of the credit balance on the Pledged Account and to use the amount withdrawn in or towards discharging the any outstanding liabilities under the SO or MSA; and/or

b)	instructing the Bank to pay the credit balance directly to the Service Provider; and/or

c)	exercising self-help remedies available under Article 28 of the Movables Security Law (including set-off or direct claim against the credit balance); and/or

d)	taking any other enforcement action permitted by the Movables Security Law or the Account Control Agreement, including sale or appropriation of the funds.

ESDS Cloud FZ-LLC shall promptly execute and deliver any further documents, notices or instruments (including amendments to the Account Control Agreement) that Service Provider may reasonably require to maintain, perfect, protect or enforce the security right over the Pledged Account.

For the avoidance of doubt, nothing in this Section limits Service Provider’s rights under any other security, guarantee or remedy provided in this Agreement and the Service Provider may take any action described above notwithstanding that any maturity or roll-over date attached to any part or parts of the credit balance may not yet have arrived.

The Service Provider does not need to commence any proceedings under, or enforce any security created by the SO or MSA before commencing proceedings under, or enforcing any security created by this Agreement.

ESDS Cloud FZ-LLC shall also do any act and execute any document (including a document which amends or replaces this Agreement) which the Service Provider specifies for the purpose of enabling or assisting the Bank or the Service Provider to comply, in relation to the credit balance and/or the Pledged Account with any requirement (legally binding or not) applicable to the Bank or the Service Provider and, in particular, any requirements of a banking supervisory authority with regard to netting or cash collateral.

Termination

This Agreement shall terminate only upon: (a) full and irrevocable payment and discharge of all secured obligations; and (b) written confirmation from Service Provider that all obligations have been satisfied. Upon termination, Service Provider shall promptly release the Pledged Account and execute any documents reasonably necessary to evidence such release including release of the charge registration at the Emirates Integrated Registries Company.

Governing Law

This Agreement shall be governed by, and construed in accordance with Dubai Law.

Jurisdiction

a)	The civil and commercial courts of the Emirate of Dubai have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

b)	The Customer accepts that the civil and commercial courts of the Emirate of Dubai are the most appropriate and convenient courts to settle Disputes and accordingly it will not argue to the contrary.

c)	This clause is for the benefit of the Service Provider only. As a result, the Service Provider shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Service Provider may take concurrent proceedings in any number of jurisdictions.

EXECUTION

PLEDGOR
SIGNED by	)
for and on behalf of	)
ESDS Cloud FZ-LLC.	)
)
in the presence of:	)

Witness’ signature:	)
Witness’ name:	)
Witness’ address:	)

SERVICE PROVIDER
SIGNED by	)
for and on behalf of	)
SAI AU NO.2 PTY LTD	)
)
in the presence of:	)

Witness’ signature:	)
Witness’ name:	)
Witness’ address:	)

This Service Order is executed as an agreement by its duly authorised representatives

Signed for and on behalf of Service Provider

acting by its duly authorised representative/s

Signature

Name:	James Manning
Title:	CEO

Signature

Name:	Tim Broadfoot
Title:	CFO

Signed for and on behalf of Spochub Solutions Pvt. Ltd

acting by its duly authorised representative

Signature

Name:	Piyush Somani
Title:	Chairman & Managing Director

Signed for and on behalf of ESDS Cloud FZ-LLC.

acting by its duly authorised representative

Signature

Name:	Piyush Somani
Title:	CEO

Signed for and on behalf of ESDS Software Solutions Ltd.

acting by its duly authorised representative

Signature

Name:	Piyush Somani
Title:	CEO

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